Exhibit (a)(1)(A)

NEIMAN MARCUS, INC.

OFFER TO EXCHANGE

OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

The Exchange Offer and withdrawal rights will expire at 11:59 p.m., Central Standard Time,

on December 15, 2009, unless extended by us.

Neiman Marcus, Inc. (“we,” “us,” “our,” the “Company” or “Neiman Marcus”) is offering its employees and employees of its subsidiaries the opportunity to exchange (the “Exchange Offer”) their options to purchase shares of our common stock, par value $0.01 per share, granted as “Performance Options” with an exercise price in excess of $1,000 per share (“Eligible Options”) under the Neiman Marcus, Inc. Management Equity Incentive Plan (as currently in effect, the “Neiman Marcus Plan”), for new “Performance Options” to purchase shares of our common stock (“New Options”), as follows:

•

For every 1.5 Eligible Options that you exchange, you will receive one New Option (with New Options being rounded up or down to the nearest whole share) which will have an Accreting Exercise Price (as defined in the form of stock option grant agreement governing the New Options and described below) starting at $1,000 per share.

•	Each New Option will be granted under the Neiman Marcus Plan.

•	Each New Option will have a new term of eight years from the date of grant.

•

Each New Option will vest over four years as follows: 25% of the shares underlying the New Option will vest on the first anniversary of the grant date of the New Option and the remaining portion of the New Option will vest in thirty-six equal monthly installments over the thirty-six months beginning one month following the first anniversary of the grant date of the New Option.

Vesting is generally conditioned on your continued employment by Neiman Marcus or one of its subsidiaries through each vesting date. Your participation in this Exchange Offer is not a guarantee or promise of future employment.

For purposes of the Exchange Offer, the term “option” or “Eligible Option” generally refers to an option to purchase one share of Neiman Marcus common stock that was granted as a “Performance Option” (as defined by the Neiman Marcus Plan) with an exercise price in excess of $1,000 per share. Eligible Options do not include Performance Options granted to Burton M. Tansky, our President and Chief Executive Officer or Performance Options with a current exercise price of $1,000 or less per share.

In accordance with the form of stock option grant agreement governing the New Options, the exercise price for each New Option will start at $1,000 per share and will be an Accreting Exercise Price meaning that the exercise price will increase at a 10% compound rate on each anniversary of the grant date of the New Option until the earlier to occur of (i) the exercise of the New Option, (ii) the fourth anniversary of the grant date of the New Option or (iii) the occurrence of a Change of Control of Neiman Marcus, Inc. (as defined in the Neiman Marcus Plan); provided, however, that the exercise price shall cease to increase on a portion of the outstanding New Options following the sale by the Majority Stockholder (as defined in the Neiman Marcus Plan) of shares of Neiman Marcus common stock as follows: the pro rata portion of the New Options held by a participant with respect to which the exercise price shall cease to increase shall be the portion of the New Options that bears the same ratio to the total New Options held by a participant as the total number of shares of common stock of Neiman Marcus sold by the Majority Stockholder bears to the total number of shares of common stock of Neiman Marcus owned by the Majority Stockholder immediately prior to the sale.

We have granted stock options for Neiman Marcus shares under the Neiman Marcus Plan to employees to promote the interests of Neiman Marcus and its affiliates and stockholders by providing key employees of Neiman Marcus and its affiliates with an appropriate incentive to encourage them to continue in the employ of Neiman Marcus or its affiliates and to improve our growth and profitability. We believe that sharing with employees an equity interest in Neiman Marcus through ownership of Neiman Marcus stock options aligns their interests with the

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Company’s interests and the interests of holders of Neiman Marcus shares, which are intended to track the performance of Neiman Marcus. We believe that ownership of Neiman Marcus stock options, and the potential for value appreciation, encourages employees to devote the best of their abilities to the long-term strategic and business objectives of the company for which they work. However, today, due to the weakened economy and its impact on the fair market value of Neiman Marcus shares, all of the Eligible Options granted to employees have exercise prices that are significantly higher than the fair market value per share of Neiman Marcus common stock. These stock options are commonly referred to as being “underwater.” Underwater options have lost their value as either an incentive or retention tool.

The Exchange Offer is intended to address this situation by providing eligible employees of Neiman Marcus and its subsidiaries with an opportunity to exchange their Eligible Options for New Options. By making this Exchange Offer, we intend to provide those employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for each employee to remain at Neiman Marcus and contribute to the achievement of its long-term strategic and business objectives.

If you elect to participate in this Exchange Offer, you may exchange all but not less than all of your Eligible Options. We are not accepting partial exchanges of Eligible Options. The Exchange Offer is open starting today, November 17, 2009, and will close at 11:59 p.m., Central Standard Time, on December 15, 2009, unless we extend the period it is open. We will grant the New Options on the same day the Exchange Offer is closed, which will be December 15, 2009, unless we extend the period the Exchange Offer is open. All Eligible Options exchanged in this Exchange Offer will be cancelled on the same day that New Options are granted.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange. The Exchange Offer is, however, subject to other conditions described later in this offering document under “The Exchange Offer—Conditions of The Exchange Offer.” If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option grant agreements under which they were originally granted.

Neiman Marcus shares are not publicly traded. There is no current market for trading any shares of common stock of Neiman Marcus, nor is there any assurance that a trading market or willing buyer will develop in the near term, prior to the expiration of the New Options or ever.

See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

THIS OFFERING DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Offer to Exchange dated November 17, 2009 as amended November 24, 2009

IMPORTANT INFORMATION

Acceptance of Exchange Offer by Employees.

If you choose to participate in this Exchange Offer, you must submit your election by (1) emailing a completed and signed scanned or PDF copy of the accompanying election form to Brenda_Sanders@neimanmarcus.com, (2) faxing a completed and signed scanned or PDF copy of the election form to Brenda Sanders at (214) 743-7617, or (3) delivering or sending your completed and signed election form by hand, registered mail or courier to: Neiman Marcus, Inc., One Marcus Square, 1618 Main Street, Dallas, Texas 75201, Attn: Brenda Sanders. You must submit your election so that it is received by Brenda Sanders no later than 11:59 p.m., Central Standard Time, on the Expiration Date (which is presently scheduled to be December 15, 2009). If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to Tony_Bangs@neimanmarcus.com.

Although our Compensation Committee has approved this Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in the section entitled “The Exchange Offer—Conditions of The Exchange Offer.” None of Neiman Marcus, our board of directors or any committee thereof, or any of our subsidiaries makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY OF TERMS USED IN THIS OFFERING DOCUMENT

For ease of reference, set forth below are certain of the defined terms used throughout this offering document.

Accreting Exercise Price

The exercise price will increase at a 10% compound rate on each anniversary of the grant date of the New Option until the earlier to occur of (i) the exercise of the New Option, (ii) the fourth anniversary of the grant date of the New Option, or (iii) the occurrence of a Change of Control of Neiman Marcus, Inc. (as defined in the Neiman Marcus Plan); provided, however, that the exercise price shall cease to increase on a portion of the outstanding New Options following the sale by the Majority Stockholder (as defined in the Neiman Marcus Plan) of shares of Neiman Marcus common stock as follows: the pro rata portion of the New Options held by a participant with respect to which the exercise price shall cease to increase shall be the portion of the New Options that bears the same ratio to the total New Options held by a participant as the total number of shares of common stock of Neiman Marcus sold by the Majority Stockholder bears to the total number of shares of common stock of Neiman Marcus owned by the Majority Stockholder immediately prior to the sale.

Cancellation Date

The date when Eligible Options that are tendered to and accepted by us pursuant to this Exchange Offer will be cancelled. The Cancellation Date will be the same date as the New Option Grant Date.

Eligible Optionholders

Every employee of Neiman Marcus or its subsidiaries who holds Eligible Options on November 17, 2009, who works and resides in the United States and who continues to be an employee of Neiman Marcus or its subsidiaries on the Expiration Date.

Eligible Options

Any outstanding stock option for the purchase of Neiman Marcus shares granted under the Neiman Marcus Plan as a “Performance Option” with an exercise price in excess of $1,000 per share, whether vested or unvested, which remains outstanding and unexercised on the Expiration Date, other than Performance Options held by Burton M. Tansky, our President and Chief Executive Officer.

Exchange Offer

The offer being made to exchange Eligible Options for New Options on the terms and subject to the conditions set forth in this offering document and the accompanying election and withdrawal forms, as they may be amended.

Expiration Date

December 15, 2009 at 11:59 p.m., Central Standard Time, unless extended. We may extend the Expiration Date at our discretion. If we extend, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Expiration Date Exercise Price

$1,000, subject to adjustment by the Compensation Committee on the Expiration Date if the fair market value per Neiman Marcus share is greater than $1,000.

Fair Value Options

Stock options granted under the Neiman Marcus Plan as “Fair Value Options.” Fair Value Options are not Eligible Options.

Neiman Marcus

Neiman Marcus, Inc.

Neiman Marcus Plan

The Neiman Marcus Management Equity Incentive Plan, as amended.

Neiman Marcus shares

Shares of Neiman Marcus, Inc. common stock, par value $0.01 per share.

Neiman Marcus stock options

Stock options granted under the Neiman Marcus Plan entitling the holder to purchase Neiman Marcus shares.

New Options

The new stock options to purchase Neiman Marcus shares that will replace the Eligible Options exchanged pursuant to this Exchange Offer. Each new option will be granted as a “Performance Option” under the Neiman Marcus Plan, and will be subject to the terms and conditions of that Plan and a new stock option grant agreement. Copies of the Neiman Marcus Plan and form of new stock option grant agreement are attached as exhibits to the Schedule TO. For more details about the terms of the New Options and the Neiman Marcus Plan, see “The Exchange Offer—Source and Amount of Considerations; Terms of New Options.”

New Option Grant Date

December 15, 2009 at 11:59 p.m., Central Standard Time, provided, however, that if we extend the Expiration Date, the Cancellation Date and the New Option Grant Date will be similarly extended.

Performance Options

Stock options granted under the Neiman Marcus Plan as “Performance Options.” The Eligible Options are those granted as Performance Options, and the New Options will also be granted as Performance Options.

Offering Period

The period during which the Exchange Offer is open and Eligible Optionholders may tender their Eligible Options in exchange for New Options. The Exchange Offer commenced on November 17, 2009, and will remain open until the Expiration Date.

Schedule TO

Tender Offer Statement on Schedule TO filed by Neiman Marcus with the SEC.

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SUMMARY TERM SHEET

Neiman Marcus, Inc. is offering to exchange your Eligible Options for New Options. The following are answers to some questions you may have about the Exchange Offer. This summary is comprised of the following sections:

•	General Overview of the Exchange Offer;

•	Eligibility to Participate in the Exchange Offer;

•	How the Exchange Offer Works;

•	Tax Questions; and

•	Timeline for the Exchange Offer.

Where appropriate, we have included in some of the answers below references to sections elsewhere in this offering document where you can find a more complete discussion of the same topic. We encourage you to carefully read this summary section and the remainder of this offering document. The Exchange Offer is made subject to the terms of this offering document and the election and withdrawal forms, as they may be amended.

GENERAL OVERVIEW OF THE EXCHANGE OFFER

Q: What is the purpose of the Exchange Offer?

A: We grant stock options to employees of Neiman Marcus, Inc. and its subsidiaries in an effort to recognize their contributions to our businesses, align their interests with the future success of our respective businesses, and retain their services long term.

Today, given the weakened economy and its impact on our stock price, the Eligible Options are “underwater,” which means that they have an exercise price that is higher than the current fair market value of the Neiman Marcus shares. By participating in this Exchange Offer, you can exchange your Eligible Options for New Options that have a lower initial exercise price and, therefore, possibly greater value and appreciation potential. We believe this will create better incentives for the employees of Neiman Marcus, Inc. and its subsidiaries to remain employed by the Company and its subsidiaries and contribute to achieving the long-term strategic and business objectives of Neiman Marcus. See “The Exchange Offer—Purpose of The Exchange Offer.”

Q: What stock options can I exchange for New Options in the Exchange Offer?

A: Only Eligible Options may be exchanged for New Options in the Exchange Offer. An Eligible Option is an outstanding stock option to purchase Neiman Marcus shares granted as a “Performance Option” under the Neiman Marcus Plan with an exercise price in excess of $1,000 per share, whether vested or unvested, with a term which expires after the Expiration Date other than Performance Options held by our President and Chief Executive Officer, Burton M. Tansky. Performance Options with an exercise price of $1,000 per share or less are not eligible Options. Outstanding stock options which are exercised, expire or terminate prior to the Expiration Date, may not be exchanged for New Options in the Exchange Offer. See “The Exchange Offer—Eligible Optionholders and Eligible Options.”

Q: Are any stock options granted as “Fair Value Options” under the Neiman Marcus Plan considered Eligible Options?

A: No. Only outstanding stock options granted as “Performance Options” are considered Eligible Options. Consequently, stock options that Neiman Marcus issued as “Fair Value Options” under the Neiman Marcus Plan are not considered Eligible Options.

Q: Are any stock options not granted under the Neiman Marcus Plan considered Eligible Options?

A: No. Only outstanding stock options that have been granted under the Neiman Marcus Plan as “Performance Options” are considered Eligible Options. Consequently, stock options that Neiman Marcus might have issued outside of the Neiman Marcus Plan are not considered Eligible Options.

Q: Are you making any recommendation regarding my participation in the Exchange Offer?

A: No. None of Neiman Marcus, our board of directors or any committee thereof, or our subsidiaries is making any recommendation as to whether you should or should not participate in this Exchange Offer. Rather, we are providing information in this offering document to assist you in making your own informed decision. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Neiman Marcus is, or will be, authorized to provide you with additional information in this regard. You should read this entire document carefully, including the section “Risk Factors” which appears immediately after this Summary Term Sheet.

Q: What if I’m not sure of how many Eligible Options I have and what their exercise prices are?

A: You will receive a separate communication with a listing of your outstanding option grants, indicating which of those options are Eligible Options. This listing will include the grant date and exercise price for your options, as well as the number of outstanding options (vested and unvested) and the expiration date of your options. If you do not receive a listing of your options by November 17, 2009, please contact Brenda Sanders ((214) 743-7615) to obtain your listing of options.

Q: How many New Options will I receive for my Eligible Options in the Exchange Offer?

A: The exchange ratio in the Exchange Offer is 1.5-for-one, which means you will receive one New Option for every 1.5 Eligible Options that you exchange in the Exchange Offer (with New Options being rounded up or down to the nearest whole share). For example, if you hold Eligible Options to purchase 150 Neiman Marcus shares, you will receive New Options to purchase 100 Neiman Marcus shares, with an initial exercise price per share equal to the Expiration Date Exercise Price. The exercise price will be an Accreting Exercise Price.

Each New Option will be granted under the Neiman Marcus Plan, will have an eight-year term and will be subject to a new vesting schedule as described below. See “The Exchange Offer—New Options.”

Q: Why isn’t the exchange ratio set at one-for-one?

A: The exchange ratio was determined using the Black-Scholes option pricing model and was based on, among other things, the current Performance Option exercise price, the current fair market value of the Neiman Marcus shares which the Compensation Committee has determined to be not greater than $1,000 per share, the stock price volatility of similar public company stocks and the expected term until the option is expected to be exercised. We chose to use this model to derive an exchange ratio that was intended to be cost neutral to Neiman Marcus. As an Eligible Optionholder, you have the opportunity (and potential benefit) to replace your current “underwater” options with New Options with a lower initial exercise price.

Q: What does it mean that the New Options will have an Accreting Exercise Price?

A: The Accreting Exercise Price means that the exercise price for each New Option will start at $1,000 per share, but the exercise will increase at a 10% compound rate on each anniversary of the grant date of the New Option until the earlier to occur of (i) the exercise of the New Option, (ii) the fourth anniversary of the grant date of the New Option, or (iii) the occurrence of a Change of Control of Neiman Marcus, Inc. (as defined in the Neiman Marcus Plan); provided, however, that the exercise price shall cease to increase on a portion of the outstanding New Options following the sale by the Majority Stockholder (as defined in the Neiman Marcus Plan) of shares of Neiman Marcus common stock as follows: the pro rata portion of the New Options held by a participant with respect to which the exercise price shall cease to increase shall be the portion of the New Options that bears the same ratio to the total New Options held by a participant as the total number of shares of common stock of Neiman Marcus sold by the Majority Stockholder bears to the total number of shares of common stock of Neiman Marcus owned by the Majority Stockholder immediately prior to the sale. In contrast, the Eligible Options had an accreting exercise price that increased over a five year period.

Q: Can I exchange only a portion of my Eligible Options?

A: No. We are not accepting partial exchanges of Eligible Options.

Q: Will the vesting schedule for New Options be different than the vesting schedule for my Eligible Options?

A: Yes. The New Options will have an entirely new vesting schedule, regardless of whether the Eligible Options you exchange are partially or fully vested. Accordingly, you initially will not be vested in any of the New Options. Your New Options will vest over four years as follows: 25% of the shares underlying the New Option will vest on the first anniversary of the New Option Grant Date and the remaining portion of the New Option will vest in thirty-six equal monthly installments over the thirty-six months beginning on the month following the first anniversary of the New Option Grant Date. Vesting generally will be conditioned on your continued employment through each applicable vesting date. Upon a termination of your employment without Cause by your employer (as defined in the Neiman Marcus Plan) or a termination by you for Good Reason (as defined in the Neiman Marcus Plan) following a Change of Control (as defined in the Neiman Marcus Plan), your New Options shall be automatically vested. Your New Option, or any portion thereof, which has become exercisable on or before the date your employment is terminated shall, unless otherwise provided in your stock option grant agreement, expire on the earlier of (i) the commencement of business on the date your employment is terminated for Cause; (ii) 90 days after the date your employment is terminated for any reason other than Cause, death, Disability (as defined in the Neiman Marcus Plan) or Retirement (as defined in the Neiman Marcus Plan); (iii) one year after the date your employment is terminated by reason of death, Disability or Retirement; or (iv) the expiration of the term of the New Option. For information about the vesting of New Options, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options.”

Q: Why are you restarting the vesting period rather then keeping the same vesting schedule as my Eligible Options?

A: We have designed the Exchange Offer to create potential value for employees of Neiman Marcus and its subsidiaries and to provide Neiman Marcus with an important retention tool. To serve their purpose as a retention tool, each New Option will have an eight-year term and will vest over a four year period from the New Option Grant Date as described above.

Q: How long is the Exchange Offer open?

A: The Exchange Offer will be open during the Offering Period, which commenced on November 17, 2009 and ends at 11:59 p.m., Central Standard Time, on December 15, 2009, unless this period is extended by Neiman Marcus.

Q: Can Neiman Marcus extend the period the Exchange Offer is open?

A: Under federal securities law, the Exchange Offer is required to remain open for at least twenty (20) business days. We may, in our discretion, extend the length of the Offering Period. If we extend the Offering Period, we will notify you about the new Expiration Date by issuing a press release, email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Standard Time (8:00 a.m., Central Standard Time), on the next business day following the previously scheduled Expiration Date. We may also amend or, under certain circumstances, terminate the Exchange Offer prior to the Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.

Q: When would I receive my New Options?

A: All Eligible Options properly tendered into the Exchange Offer will be terminated, and all New Options will be granted, on the Expiration Date. Unless we extend the Expiration Date, this means all New Options will be granted on December 15, 2009. Your amended and restated stock option grant agreement will be delivered to you shortly after that date.

Q: What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A: We can provide no assurance as to the possible value of the Neiman Marcus shares at any time in the future. Except as described under “The Exchange Offer—Information Concerning Us; Financial Information—Plans or Proposals”, we have no present plans or intention of offering employees of Neiman Marcus or its subsidiaries another opportunity to exchange “underwater” options for new options in the future.

Q: Will the Exchange Offer affect my receipt of future awards of stock options?

A: Your participation in this Exchange Offer will not affect your eligibility to receive grants of stock options in the future. You should recognize that all stock option grants are at the discretion of Neiman Marcus’s Compensation Committee.

ELIGIBILITY TO PARTICIPATE IN THE EXCHANGE OFFER

Q: Who can participate in the Exchange Offer?

A: You are eligible if you meet ALL three of the following criteria:

•	You are an employee of Neiman Marcus or its subsidiaries on the date the Exchange Offer starts and you work and reside in the United States.

•	You hold one or more Eligible Options.

•	You continue to be an employee of Neiman Marcus or its subsidiaries on the Expiration Date (which is December 15, 2009, unless the Exchange Offer is extended or terminated).

See “The Exchange Offer—Eligible Optionholders and Eligible Options.”

Q. Will I still be eligible to participate in the Exchange Offer if I am no longer employed by Neiman Marcus or its subsidiaries on the Expiration Date?

A: No. If you are no longer employed by Neiman Marcus or its subsidiaries on the Expiration Date (as it may be extended), you will no longer be eligible to participate in the Exchange Offer and any Eligible Options previously tendered by you for exchange will be withdrawn from the Exchange Offer.

For example, if you tender your Eligible Options into the Exchange Offer on November 20, 2009 and your employment at Neiman Marcus or its subsidiaries ends on December 1, 2009, you will no longer be eligible to participate in the Exchange Offer, and your tendered Eligible Options will be withdrawn and remain subject to their existing terms and conditions. See “The Exchange Offer—Eligible Optionholders and Eligible Options” for more information.

Q: What if I am on an authorized leave of absence during the Offering Period?

A: If you are on an authorized leave of absence, you will still be able to participate in the Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the Expiration Date, you will be entitled to receive New Options on the New Option Grant Date as long as you meet the eligibility requirements described above.

HOW THE EXCHANGE OFFER WORKS

Q: What is the period during which I can exchange my Eligible Options?

A: The Exchange Offer will be open during the Offering Period, which commenced on November 17, 2009 and ends at 11:59 p.m., Central Standard Time, on December 15, 2009, unless this period is extended by Neiman Marcus.

Q: How long do I have to decide whether to participate in the Exchange Offer?

A: You may tender Eligible Options for exchange in the Exchange Offer at any time during the Offering Period, including during any extension of the Offering Period. The Offering Period commenced on November 17,

2009 and is scheduled to expire at 11:59 p.m., Central Standard Time, on December 15, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If we extend the Exchange Offer, we will notify you about the new Expiration Date by issuing a press release, email or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Standard Time (8:00 a.m., Central Standard Time), on the next business day following the previously scheduled Expiration Date. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more information.

Q: How do I tender my Eligible Options in the Exchange Offer?

A: Accompanying this offering document is an election form that you can use to participate in the Exchange Offer. To submit an election form, you must complete and sign the election form and (1) email a scanned or PDF copy to Brenda_Sanders@neimanmarcus.com, (2) fax a scanned or PDF copy to Brenda Sanders at (214) 743-7617, or (3) deliver or send your completed and signed election form by hand, registered mail or courier to: Neiman Marcus, Inc., One Marcus Square, 1618 Main Street, Dallas, Texas 75201, Attn: Brenda Sanders.

No matter how you submit your election form, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. We do not intend to confirm receipt of election forms. See “The Exchange Offer—Procedure for Tendering Eligible Options” for more information.

The submission of an election form does not mean your Eligible Options are then accepted for exchange. Neiman Marcus expects to accept all properly tendered Eligible Options at the end of the Offering Period, subject to Neiman Marcus’s right to extend, amend, or, under certain circumstances, terminate the Exchange Offer. See “The Exchange Offer—Procedure for Tendering Eligible Options.”

Q: Do I need to return the stock option grant agreements relating to my Eligible Options?

A: No. If you wish to participate in the Exchange Offer, you do not need to return your stock option agreement relating to your Eligible Options. All Eligible Options that are exchanged under that agreement will automatically be cancelled. Your New Options and Fair Value Options will be subject to an amended and restated stock option grant agreement in the form attached to the Schedule TO. Your Fair Value Options will have the same terms and conditions, except that the term of the Fair Value Options will be extended to match the term of the New Options (eight years from the New Option Grant Date). If you do not exchange Eligible Options, your original stock option grant agreement will be amended to extend the term of the Fair Value Options and Performance Options as described above, but no other changes will be made.

Q: May I change my mind after I tender my Eligible Options into the Exchange Offer?

A: Yes. You may change your mind and withdraw all, but not less than all, your tendered Eligible Options from the Exchange Offer at any time prior to the Expiration Date. You may also re-tender previously withdrawn Eligible Options at any time prior to the Expiration Date. While you may change your mind as many times as you wish, you will be bound by the last properly submitted election form or withdrawal form we receive before the end of the Offering Period. If we extend the Expiration Date, you may submit an election form or withdrawal form at any time until the extended offer expires.

Accompanying this offering document is a withdrawal form that you can use to withdraw Eligible Options previously tendered into the Exchange Offer. To submit a withdrawal form, you must complete and sign the withdrawal form and (1) email a scanned or PDF copy to Brenda_Sanders@neimanmarcus.com, (2) fax a scanned or PDF copy to Brenda Sanders at (214) 743-7617, or (3) deliver or send your completed and signed election form by hand, registered mail or courier to: Neiman Marcus, Inc., One Marcus Square, 1618 Main Street, Dallas, Texas 75201, Attn: Brenda Sanders.

No matter how you submit your withdrawal form, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. We do not intend to confirm receipt of withdrawal forms. See “The Exchange Offer—Withdrawal Rights” for more information.

Q: Are there any differences between the New Options and my previously granted Eligible Options?

A: Other than the vesting schedule, term and exercise price, each New Option will be substantially the same as the previously granted Eligible Options.

None of the New Options will be vested on the New Option Grant Date. Generally, vesting in the New Options is conditioned on your continued employment with Neiman Marcus or its subsidiaries through each applicable vesting date.

For more information, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options” and “The Exchange Offer—Material United States Tax Consequences.”

Q: Does the Exchange Offer include both vested and unvested options?

A: Yes, you must tender for exchange all of your Eligible Options, including vested and unvested options. If you have exercised an option or do so before the Expiration Date, it is no longer outstanding and therefore is no longer an Eligible Option.

Q: Do I have to participate in the Exchange Offer?

A: No. Your participation in the Exchange Offer is completely voluntary.

Q: What happens to my Eligible Options if I elect not to participate in the Exchange Offer?

A: The Exchange Offer will have no effect on your Eligible Options if you elect not to participate in the Exchange Offer. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of the Exchange Offer except that the term of the Eligible Options will be extended to match the term of the New Options issued to participants electing to participate in the Exchange Offer.

Q: If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A: Yes. Your tendered Eligible Options will be cancelled and replaced with the New Options.

Q: Can I exchange the remaining options under a stock option grant agreement that I have already partially exercised?

A: Yes. If you previously partially exercised options under a stock option grant agreement, you may elect to exchange the remaining unexercised Eligible Options under the Exchange Offer. The exercised options are no longer outstanding, and are not eligible to be exchanged in this Exchange Offer.

Q: Can Neiman Marcus amend this Exchange Offer?

A: Yes. Neiman Marcus may, subject to compliance with applicable law, decide to amend this Exchange Offer at any time prior to the expiration of this Exchange Offer. If this Exchange Offer is amended, you will be notified of any amendment. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for additional information.

Q: Are there any conditions to this Exchange Offer?

A: Yes. The completion of the Exchange Offer is subject to a number of customary conditions that are described under “The Exchange Offer—Conditions of The Exchange Offer.” If any of the conditions listed in that section are not satisfied, we will not be obligated to accept and exchange tendered Eligible Options, although we may do so at our discretion.

Q: Who can I talk to if I have questions about the Exchange Offer?

A: You should direct your questions to Tony Bangs ((214) 743-7610).

TAX QUESTIONS

Q: Will I owe taxes if I exchange my Eligible Options in the Exchange Offer?

A: Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange on the New Option Grant Date. However, as is the case with your existing options, you generally will have taxable income upon exercise of your New Options in an amount equal to the difference between (i) the fair market value of the shares acquired on the date of exercise and (ii) the exercise price paid, at which time there generally will be a tax withholding obligation. You may also have taxable income when you sell the shares issued upon exercise of the New Options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.

TIMELINE FOR THE EXCHANGE OFFER

Q: What is the expected timeline of the Exchange Offer?

A: We currently expect the timeline of the Exchange Offer to be:

• November 17, 2009:	Offering Period begins

• December 15, 2009:	Offering Period ends at 11:59 p.m., Central Standard Time (this date may change at Neiman Marcus’s discretion)

• December 15, 2009:	Issuance of New Options at 11:59 p.m., Central Standard Time (this date may be extended upon the extension of the Expiration Date)

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. These risk factors highlight the material risks of participating in this Exchange Offer and of investing in our Company and the Neiman Marcus shares. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. Terms capitalized in this “Risk Factors” section and not defined in this Offer to Exchange have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended August 1, 2009 which is incorporated herein by reference.

Risks Related to Participation in the Exchange Offer

If the price of Neiman Marcus shares increases after the date on which your Eligible Options are cancelled, your cancelled options might have been worth more than the New Options that you will receive in exchange for them.

Because you will receive New Options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the New Options granted pursuant to this Exchange Offer.

New Options will vest over time.

If you elect to participate in this Exchange Offer, you will lose any vesting you have in your Eligible Options. Each New Option will have a term of eight years, and your vesting will start over again. Each New Option will have a new vesting schedule of four years as follows: 25% of the shares underlying the New Option will vest on the first anniversary of the New Option Grant Date and the remaining portion of the New Option will vest in thirty-six equal monthly installments over the thirty-six months beginning on the month following the first anniversary of the New Option Grant Date. If you cease to be employed by Neiman Marcus or its subsidiaries, you will forfeit that portion of your New Options that are unvested at that time, except in certain limited exceptions.

There is no public market for the Neiman Marcus shares, and there may be no market for the Neiman Marcus shares after the Exchange Offer.

The Neiman Marcus shares underlying the New Options will not be listed on any national securities exchange, other exchange or quotation system, and there is no existing market for the Neiman Marcus shares underlying the New Options. If you exercise the New Options, you should not, therefore, expect to be able to liquidate your investment in the Neiman Marcus shares readily. There can be no assurance that a trading market or willing buyer will develop in the near term, prior to the expiration of the New Options or ever. In addition, the Neiman Marcus shares underlying the New Options will not be registered under the Securities Act of 1933, a amended or any state, or other, securities laws and generally may not be resold or transferred unless registered pursuant to applicable securities laws or unless an exemption from registration is available pursuant to applicable securities laws.

There are possible adverse tax consequences depending on your individual circumstances.

The tax consequences of the Exchange Offer to you may depend on your personal circumstances. We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See “The Exchange Offer—Material United States Tax Consequences” for a summary of the tax impacts of this Exchange Offer.

Risks Related to Current Economic Conditions

Current economic conditions have adversely affected, and may continue to adversely affect, our business and results of operations.

The recent deterioration in economic conditions, both in the domestic and global economies, has had a significant adverse impact on our business. Instability in the financial markets, tightening of consumer credit and other economic conditions and uncertainties have caused a reduction in consumer spending. These conditions have had a significant negative impact on our revenues.

The merchandise we sell consists in large part of luxury retail goods. The purchase of these goods by customers is discretionary, and therefore highly dependent upon the level of consumer spending, particularly among affluent customers. Accordingly, sales of these products may continue to be adversely affected by a continuation or worsening of current economic conditions, increases in consumer debt levels, uncertainties regarding future economic prospects or a decline in consumer confidence. During an actual or perceived economic downturn (as a result of increases in consumer debt levels, increases in interest rates, a tightening of consumer credit, uncertainties regarding future economic performance and tax rates and policies, or a decline in consumer confidence, among other factors), fewer customers may shop our stores and websites and those who do shop may limit the amounts of their purchases. As a result, we could be required to take significant additional markdowns and/or increase our marketing and promotional expenses in response to the lower than anticipated levels of demand for luxury goods. In addition, promotional and/or prolonged periods of deep discount pricing by our competitors could have a material adverse effect on our business.

We continue to experience a challenging economic and retail environment and expect these conditions will continue for an extended period of time. Consistent with the significant declines in overall macroeconomic factors, capital markets and consumer confidence that have existed during fiscal year 2009, customer demand has been well below our initial expectations and the prior year. The current softness in customer demand exists across all geographic areas, all distribution channels and all merchandise categories, particularly the apparel and home décor categories. We expect retail demand and revenues will remain weak for an extended period of time. We will continue to align our inventory levels and purchases with anticipated lower customer demand. The prolonged continuation of current market conditions could have a material adverse effect on our business.

Current economic conditions may constrain our ability to obtain credit.

Current economic conditions may constrain our ability to obtain credit. Domestic and global credit and equity markets have recently undergone significant disruption, making it difficult for many businesses to obtain financing on acceptable terms or at all. As a result of this disruption, we have experienced an increase in the cost of borrowings necessary to operate our business. If these conditions continue or become worse, our cost of borrowing could continue to increase. It may also become more difficult to obtain financing for our operations or to refinance long-term obligations as they become payable. In addition, our borrowing costs can be affected by independent rating agencies’ short and long-term debt ratings which are based largely on our performance as measured by credit metrics including interest coverage and leverage ratios. A decrease in these ratings would likely also increase our cost of borrowing and make it more difficult for us to obtain financing. Based on current economic conditions and our recent operating performance, our long-term debt ratings were downgraded in fiscal year 2009 by all three independent rating agencies. A significant increase in the costs we incur in order to finance our operations may have a material adverse impact on our business results and financial condition.

Risks Related to Our Structure and NMG’s Indebtedness

Because our ownership of NMG accounts for substantially all of our assets and operations, we are subject to all risks applicable to NMG.

We are a holding company. NMG and its subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. As a result, we are subject to all risks applicable to NMG. In addition, NMG’s Asset-Based Revolving Credit Facility, NMG’s Senior Secured Term Loan Facility and the indentures governing NMG’s senior notes and senior subordinated notes contain provisions limiting NMG’s ability to distribute earnings to us, in the form of dividends or otherwise.

NMG has a substantial amount of indebtedness, which may adversely affect NMG’s cash flow and its ability to operate the business, to comply with debt covenants and make payments on its indebtedness.

We are highly leveraged. As of August 1, 2009, the principal amount of NMG’s total indebtedness was approximately $2,984.9 million, the unused borrowing availability under the $600.0 million Asset-Based Revolving Credit Facility was $468.5 million and the outstanding letters of credit were $32.8 million. NMG’s substantial indebtedness, combined with its lease and other financial obligations and contractual commitments, could have other important consequences. For example, it could:

•

make it more difficult for NMG to satisfy its obligations with respect to its indebtedness and any failure to comply with the obligations of any of its debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing NMG’s indebtedness;

•	make NMG more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•

require NMG to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit NMG’s flexibility in planning for, or reacting to, changes in NMG’s business and the industry in which it operates;

•	place NMG at a competitive disadvantage compared to its competitors that are less highly leveraged;

•	limit NMG’s ability to obtain credit from our vendors and/or the vendors’ factors; and

•	limit NMG’s ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its business strategy or other purposes.

Any of the above listed factors could materially adversely affect NMG’s business, financial condition and results of operations.

In addition, NMG’s interest expense could increase if interest rates increase because the entire amount of the indebtedness under the senior secured credit facilities bears interest at floating rates. As of August 1, 2009, NMG had approximately $1,625.0 million principal amount of floating rate debt, consisting of outstanding borrowings under the Senior Secured Term Loan Facility (including $26.6 million of borrowings classified as current liabilities). In addition, NMG has an Asset-Based Revolving Credit Facility that provides committed financing of up to $600.0 million, subject to a borrowing base. As of August 1, 2009, NMG had no borrowings outstanding under this facility, $32.8 million of outstanding letters of credit and $468.5 million of unused borrowing availability. Effective December 6, 2005, NMG entered into floating to fixed interest rate swap agreements for an aggregate notional amount of $1,000.0 million to limit our exposure to interest rate increases related to a portion of our floating rate indebtedness.

To service NMG’s indebtedness, it will require a significant amount of cash. NMG’s ability to generate cash depends on many factors beyond its control, and any failure to meet its debt service obligations could harm its business, financial condition and results of operations.

NMG’s ability to pay interest on and principal of the debt obligations will primarily depend upon NMG’s future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect its ability to make these payments.

If NMG does not generate sufficient cash flow from operations to satisfy the debt service obligations, NMG may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance NMG’s debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of NMG’s debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. The terms of existing or future debt instruments may restrict NMG from adopting some of these alternatives. In addition, our borrowing costs and ability to refinance may be affected by short-term and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on NMG’s performance as measured by indicators such as interest coverage and leverage ratios. Furthermore, any failure to make payments of interest and principal on NMG’s outstanding indebtedness on a timely basis would likely result in a reduction of NMG’s credit rating, which could harm its ability to incur additional indebtedness on acceptable terms.

Contractual limitations on NMG’s ability to execute any necessary alternative financing plans could exacerbate the effects of any failure to generate sufficient cash flow to satisfy its debt service obligations. The Asset-Based Revolving Credit Facility permits NMG to borrow up to $600.0 million; however, NMG’s ability to borrow and obtain letters of credit (including amendments, renewals and extensions of letters of credit) thereunder is limited by a borrowing base, which at any time will equal the sum of (a) the lesser of (i) 80% of eligible inventory (valued at the lower of cost or market value) and (ii) 85% of the net orderly liquidation value of eligible inventory, and (b) 85% of the amounts owed by credit card processors to the borrowers under the Asset-Based Revolving Credit Facility in respect of eligible credit card accounts constituting proceeds arising from the sale or disposition of inventory, less certain reserves. In addition, if at any time the aggregate amount of outstanding revolving loans and incremental term loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the reported value of inventory as calculated under that facility, NMG will be required to eliminate such excess. Further, if (a) the amount available under the Asset-Based Revolving Credit Facility is less than the greater of (i) 20% of the lesser of (A) the aggregate revolving commitments and (B) the borrowing base and (ii) $75 million or (b) an event of default has occurred, NMG will be required to repay outstanding loans and cash collateralize letters of credit. In addition, under the terms of the Asset-Based Revolving Credit Facility, through April 30, 2011 NMG is required to maintain excess availability of at least the greater of (a) 10% of the lesser of (i) the aggregate revolving commitments and (ii) the borrowing base and (b) $50 million. After April 30, 2011, if at any time, excess availability is less than the greater of (a) 15% of the lesser of (i) the aggregate revolving commitments and (ii) the borrowing base and (b) $60 million, NMG will be required to maintain a pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) of at least 1.1 to 1.0. Our ability to meet the conditions described in this paragraph may be affected by events beyond our control.

NMG’s inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance its obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on NMG’s business, financial condition and results of operations.

The terms of NMG’s Asset-Based Revolving Credit Facility and Senior Secured Term Loan Facility and the indentures governing the Senior Notes, the Senior Subordinated Notes and the 2028 Debentures may restrict NMG’s current and future operations, particularly its ability to respond to changes in its business or to take certain actions.

The credit agreements governing NMG’s Asset-Based Revolving Credit Facility and Senior Secured Term Loan Facility and the indentures governing the Senior Notes, the Senior Subordinated Notes and the 2028 Debentures contain, and any future indebtedness of NMG would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on NMG’s ability to engage in acts that may be in its best long-term interests. The indentures governing the Senior Notes, the Senior Subordinated Notes and the 2028 Debentures and the credit agreements governing the senior secured credit facilities include covenants that, among other things, restrict NMG’s ability to:

•	incur additional indebtedness;

•	pay dividends on NMG’s capital stock or redeem, repurchase or retire its capital stock or indebtedness;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to NMG from NMG’s restricted subsidiaries;

•	engage in transactions with its affiliates;

•	sell assets, including capital stock of NMG’s subsidiaries;

•	consolidate or merge;

•	create liens; and

•	enter into sale and lease back transactions.

In addition, NMG’s ability to borrow under the Asset-Based Revolving Credit Facility is limited by the conditions described above.

Moreover, NMG’s Asset-Based Revolving Credit Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability restrictions and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair NMG’s liquidity.

A breach of any of the restrictive covenants would result in a default under the Asset-Based Revolving Credit Facility and Senior Secured Term Loan Facility. If any such default occurs, the lenders under the Asset-Based Revolving Credit Facility and Senior Secured Term Loan Facility may elect to declare all outstanding borrowings under such facilities, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which would result in an event of default under NMG’s Senior Notes and Senior Subordinated Notes and 2028 Debentures. The lenders would also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect NMG’s ability to finance future operations or capital needs or to engage in other business activities.

Risks Related to Our Business and Industry

The specialty retail industry is highly competitive.

The specialty retail industry is highly competitive and fragmented. Competition is strong both to attract and sell to customers and to establish relationships with, and obtain merchandise from, key vendors.

A number of different competitive factors could have a material adverse effect on our business, results of operations and financial condition, including:

•	increased operational efficiencies of competitors;

•	competitive pricing strategies, including deep discount pricing by a broad range of retailers during periods of poor consumer confidence or economic instability;

•	expansion of product offerings by existing competitors;

•	entry by new competitors into markets in which we currently operate; and

•	adoption by existing competitors of innovative retail sales methods.

We compete for customers with specialty retailers, traditional and high-end department stores, national apparel chains, vendor-owned proprietary boutiques, individual specialty apparel stores and direct marketing firms. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and, in the case of Neiman Marcus and Bergdorf Goodman, store ambiance. In our Specialty Retail business, merchandise assortment is a critical competitive factor, and retail stores compete for exclusive, preferred and limited distribution arrangements with key designers. Many of our competitors are larger than we are and have greater financial resources than we do. In addition, certain designers from whom we source merchandise have established competing free-standing retail stores in the same vicinity as our stores. If we fail to successfully compete for customers or merchandise, our business will suffer.

We are dependent on our relationships with certain designers, vendors and other sources of merchandise.

Our relationships with established and emerging designers are a key factor in our position as a retailer of high-fashion merchandise, and a substantial portion of our revenues is attributable to our sales of designer merchandise. Many of our key vendors limit the number of retail channels they use to sell their merchandise and competition among luxury retailers to obtain and sell these goods is intense. Our relationships with our designers have been a significant contributor to our past success. We have no guaranteed supply arrangements with our principal merchandising sources. Accordingly, there can be no assurance that such sources will continue to meet our quality, style and volume requirements.

As a result of current economic conditions, some of our vendors have experienced serious cash flow issues, reductions in available credit from banks, factors or other financial institutions, or increases in the cost of capital. To counteract their cash flow problems, our vendors may attempt to increase their prices, pass through increased costs, alter historical credit and payment terms available to us or seek other relief. Any of these actions could have an adverse impact on our relationship with the vendor or constrain the amounts or timing of our purchases from the vendor and, ultimately, have an adverse impact on our revenues, profitability and liquidity.

Moreover, nearly all of the brands of our top designers are sold by competing retailers, and many of our top designers also have their own dedicated retail stores. If one or more of our top designers were to cease providing us with adequate supplies of merchandise or, conversely, were to increase sales of merchandise through their own stores or to the stores of our competitors, our business could be adversely affected. In addition, any decline in the popularity or quality of any of our designer brands could adversely affect our business.

If we significantly overestimate our future sales, our profitability may be adversely affected.

We make decisions regarding the purchase of our merchandise well in advance of the season in which it will be sold. For example, women’s apparel, men’s apparel and shoes are typically ordered six to nine months in advance of the products being offered for sale while handbags, jewelry and other categories are typically ordered three to six months in advance. If our sales during any season, particularly a peak season, are significantly lower than we expect for any reason, we may not be able to adjust our expenditures for inventory and other expenses in a timely fashion and may be left with a substantial amount of unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory. This could have an adverse effect on our margins and operating income. At the same time, if we fail to purchase a sufficient quantity of merchandise, we may not have an adequate supply of products to meet consumer demand. This may cause us to lose sales or harm our customer relationships.

Our failure to identify changes in consumer preferences or fashion trends may adversely affect our performance.

Our success depends in large part on our ability to identify fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. If we fail to adequately match our product mix to prevailing customer tastes, we may be required to sell our merchandise at higher average markdown levels and lower average margins. Furthermore, the products we sell often require long lead times to order and must appeal to consumers whose preferences cannot be predicted with certainty and often change rapidly. Consequently, we must stay abreast of emerging lifestyle and consumer trends and anticipate trends and fashions that will appeal to our consumer base. Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect our business.

A breach in information privacy could negatively impact our operations.

The protection of our customer, employee and company data is critically important to us. We utilize customer data captured through both our proprietary credit card programs and our direct marketing activities. Our customers have a high expectation that we will adequately safeguard and protect their personal information. The regulatory environment surrounding information security and privacy is evolving and increasingly demanding, with the frequent imposition of new and constantly changing requirements across all our business units. A significant breach of customer, employee or company data could damage our reputation and relationships with our customers and result in lost sales, fines and lawsuits.

Our business and performance may be affected by our ability to implement our store expansion and remodeling strategies.

Based upon our expansion strategy, we expect that planned new stores will add over 185,000 square feet of new store space over approximately the next four fiscal years, representing an increase of approximately 3% above the current aggregate square footage of our full-line Neiman Marcus and Bergdorf Goodman stores. New store openings involve certain risks, including constructing, furnishing and supplying a store in a timely and cost effective manner, accurately assessing the demographic or retail environment at a given location, hiring and training quality staff, obtaining necessary permits and zoning approvals, obtaining commitments from a core group of vendors to supply the new store, integrating the new store into our distribution network and building customer awareness and loyalty. In undertaking store remodels, we must complete the remodel in a timely, cost effective manner, minimize disruptions to our existing operations, and succeed in creating an improved shopping environment. If we fail to execute on these or other aspects of our store expansion and remodeling strategy, we could suffer harm to our sales, an increase in costs and expenses and an adverse effect on our business.

We outsource certain business processes to third-party vendors that subject us to risks, including disruptions in business and increased costs.

Some business processes that are dependent on technology are outsourced to third parties. Such processes include credit card authorization and processing, insurance claims processing, payroll processing, record keeping for retirement and other benefit plans and other accounting processes. In addition, we review outsourcing alternatives on a routine basis and may decide to outsource additional business processes in the future. We make a diligent effort to ensure that all providers of outsourced services are observing proper internal control practices, such as redundant processing facilities; however, there are no guarantees that failures will not occur. Failure of third parties to provide adequate services could have an adverse effect on our results of operations, financial condition or ability to accomplish our financial and management reporting.

Acts of terrorism could adversely affect our business.

The economic downturn that followed the terrorist attacks of September 11, 2001 had a material adverse effect on our business. Any further acts of terrorism or other future conflicts may disrupt commerce and undermine consumer confidence, cause a downturn in the economy generally, cause consumer spending or shopping center traffic to decline or reduce the desire of our customers to make discretionary purchases. Any of the foregoing factors could negatively impact our sales revenue, particularly in the case of any terrorist attack targeting retail space, such as a shopping center. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from foreign manufacturers. Any future inability to obtain merchandise from our foreign manufacturers or to substitute other manufacturers, at similar costs and in a timely manner, could adversely affect our business.

The loss of any of our senior management team or attrition among our buyers or key sales associates could adversely affect our business.

Our success in the specialty retail industry will continue to depend to a significant extent on our senior management team, buyers and key sales associates. We rely on the experience of our senior management, who have specific knowledge relating to us and our industry that would be difficult to replace. If we were to lose a portion of our buyers or key sales associates, our ability to benefit from long-standing relationships with key vendors or to provide relationship-based customer service may suffer. We may not be able to retain our current senior management team, buyers or key sales associates and the loss of any of these individuals could adversely affect our business.

Inflation may adversely affect our business operations in the future.

In recent years, we have experienced certain inflationary conditions in our cost base due primarily to (1) changes in foreign currency exchange rates that have reduced the purchasing power of the U.S. dollar, (2) increases in selling, general and administrative expenses, particularly with regard to employee benefits and (3) increases in fuel prices and costs impacted by increases in fuel prices, such as freight and transportation costs. Inflation can harm our margins and profitability if we are unable to increase prices or cut costs enough to offset the effects of inflation in our cost base. If inflation in these or other costs worsens, we may not be able to offset the effects of inflation and cost increases through control of expenses, passing cost increases on to customers or any other method. Any future inflation could adversely affect our profitability and our business.

Failure to maintain competitive terms under our loyalty programs could adversely affect our business.

We maintain loyalty programs that are designed to cultivate long-term relationships with our customers and enhance the quality of service we provide to our customers. We must constantly monitor and update the terms of our loyalty programs so that they continue to meet the demands and needs of our customers and remain competitive with loyalty programs offered by other high-end specialty retailers. Given that approximately 40% of our total revenues during each of the last two calendar years was generated by our InCircle loyalty program members, our failure to continue to provide quality service and competitive rewards to our customers through the InCircle loyalty program could adversely affect our business.

Changes in our credit card arrangements, applicable regulations and consumer credit patterns could adversely impact our ability to facilitate the provision of consumer credit to our customers and adversely affect our business.

We maintain a proprietary credit card program through which credit is extended to customers under the “Neiman Marcus” and “Bergdorf Goodman” names. Because a majority of our revenues are transacted through our proprietary credit cards, changes in our proprietary credit card arrangement that adversely impact our ability to facilitate the provision of consumer credit may adversely affect our performance.

We entered into a five-year program agreement with HSBC in June 2005 which provides for a long-term marketing and servicing alliance under which HSBC offers proprietary credit card accounts to our customers under both the “Neiman Marcus” and “Bergdorf Goodman” brand names. Under the terms of this alliance, HSBC offers credit cards and non-card payment plans and bears substantially all credit risk with respect to sales transacted on the cards bearing our brands. HSBC has discretion over certain policies and arrangements with our credit card customers and may change these policies and arrangements in ways that affect our relationship with these customers.

We receive ongoing payments from HSBC related to credit card sales and compensation for marketing and servicing activities. During fiscal year 2006, we outsourced various administrative elements of the proprietary credit card program to HSBC, including the processing of data, although we continue to handle key customer service functions, including customer inquiries and collections.

We have entered into various amendments to the Program Agreement with HSBC since its inception. These amendments, among other things, provide for 1) the allocation between HSBC and NMG of additional income, if any, to be generated from the credit card program as a result of certain changes made to the terms of credit extended to our customers and 2) the allocation of certain credit card losses between HSBC and NMG. We may enter into additional amendments to the Program Agreement prior to its maturity to alter the allocation of both credit card losses and income, as agreed to by the parties in response to current economic conditions and other factors.

Credit card operations are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. Any regulation or change in the regulation of credit arrangements that would materially limit the availability of credit to our customer base could adversely affect our business. Changes in credit card use, payment patterns, and default rates may result from a variety of economic, legal, social, and other factors that we cannot control or predict with certainty. In addition, there can be no assurance that, upon expiration of our current alliance with HSBC, that we will be able to enter into a replacement arrangement on terms comparable to the current arrangement. Any changes in our credit card arrangements may adversely affect our credit card program and ultimately, our business.

Our business can be affected by extreme or unseasonable weather conditions.

Extreme weather conditions in the areas in which our stores are located could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. Reduced sales from extreme or prolonged unseasonable weather conditions would adversely affect our business.

We are subject to numerous regulations that could affect our operations.

We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations and zoning and occupancy ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. Although we undertake to monitor changes in these laws, if these laws change without our knowledge, or are violated by importers, designers, manufacturers or distributors, we could experience delays in shipments and receipt of goods or be subject to fines or other penalties under the controlling regulations, any of which could adversely affect our business.

Our revenues and cash requirements are affected by the seasonal nature of our business.

The specialty retail industry is seasonal in nature, with a higher level of sales typically generated in the fall and holiday selling seasons. We have in the past experienced significant fluctuation in our revenues from quarter to quarter with a disproportionate amount of our revenues falling in our second fiscal quarter, which coincides with the holiday season. In addition, we have significant additional cash requirements in the period leading up to the months of

November and December in anticipation of higher sales volume in those periods, including payments relating to additional inventory, advertising and employees.

Our business is affected by foreign currency fluctuations.

We purchase a substantial portion of our inventory from foreign suppliers whose cost to us is affected by the fluctuation of their local currency against the dollar or who price their merchandise in currencies other than the dollar. Fluctuations in the Euro-U.S. dollar exchange rate affect us most significantly; however, we source goods from numerous countries and thus are affected by changes in numerous currencies and, generally, by fluctuations in the U.S. dollar relative to such currencies. Accordingly, changes in the value of the dollar relative to foreign currencies may increase our cost of goods sold and if we are unable to pass such cost increases on to our customers, our gross margins, and ultimately our earnings, will decrease. Foreign currency fluctuations could have a material adverse effect on our business, financial condition and results of operations in the future.

Conditions in, and the United States’ relationship with, the countries where we source our merchandise could affect our sales.

A substantial majority of our merchandise is manufactured overseas, mostly in Europe. As a result, political instability or other events resulting in the disruption of trade from other countries or the imposition of additional regulations relating to or duties upon imports could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have a material adverse effect on our business. If we are forced to source merchandise from other countries, those goods may be more expensive or of a different or inferior quality from the ones we now sell. The importance to us of our existing designer relationships could present additional difficulties, as it may not be possible to source merchandise from a given designer from alternative jurisdictions. If we were unable to adequately replace the merchandise we currently source with merchandise produced elsewhere, our business could be adversely affected.

Significant increases in costs associated with the production of catalogs and other promotional materials may adversely affect our operating income.

We advertise and promote in-store events, new merchandise and fashion trends through print catalogs and other promotional materials mailed on a targeted basis to our customers. Significant increases in paper, printing and postage costs could affect the cost of producing these materials and as a result, may adversely affect our operating income.

We are indirectly owned and controlled by the Sponsors, and their interests as equity holders may conflict with those of our creditors.

We are indirectly owned and controlled by the Sponsors and certain other equity investors, and the Sponsors have the ability to control our policies and operations. The interests of the Sponsors may not in all cases be aligned with those of our creditors. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with our creditors’ interests. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to holders of our indebtedness. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

If we are unable to enforce our intellectual property rights, or if we are accused of infringing on a third party’s intellectual property rights, our net income may decline.

We and our subsidiaries currently own our tradenames and service marks, including the “Neiman Marcus” and “Bergdorf Goodman” marks. Our tradenames and service marks are registered in the United States and in various foreign countries, primarily in Europe. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Moreover, we are unable to predict the effect that any future foreign or domestic intellectual property legislation or regulation may have on our existing or future business. The loss or reduction of any of our significant proprietary rights could have an adverse effect on our business.

Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of their tradename or other proprietary rights, whether or not the claims have merit. Claims like these may be time consuming and expensive to defend and could result in our being required to cease using the tradename or other rights and selling the allegedly infringing products. This might have an adverse affect on our sales and cause us to incur significant litigation costs and expenses.

Failure to successfully maintain and update information technology systems and enhance existing systems may adversely affect our business.

To keep pace with changing technology, we must continuously provide for the design and implementation of new information technology systems as well as enhancements of our existing systems. Any failure to adequately maintain and update the information technology systems supporting our online operations, sales operations or inventory control could prevent our customers from purchasing merchandise on our websites or prevent us from processing and delivering merchandise, which could adversely affect our business.

Delays in receipt of merchandise in connection with either the manufacturing or shipment of such merchandise can affect our performance.

Substantially all of our merchandise is delivered to us by our vendors as finished goods and is manufactured in numerous locations, including Europe and the United States and, to a lesser extent, China, Mexico and South America. Our vendors rely on third party carriers to deliver merchandise to our distribution facilities. In addition, our success depends on our ability to source and distribute merchandise efficiently to our Specialty Retail stores and Direct Marketing customers. Events such as U.S. or foreign labor strikes, natural disasters, work stoppages or boycotts affecting the manufacturing or transportation sectors could increase the cost or reduce the supply of merchandise available to us and could adversely affect our results of operations.

Forward-Looking Statements

This offering document, our filings with the Securities and Exchange Commission and our public releases include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “could,” “should,” “anticipate,” “believe,” “project” or “continue.” We make these forward-looking statements based on our expectations and beliefs concerning future events, as well as currently available data. While we believe there is a reasonable basis for our forward-looking statements, they involve a number of risks and uncertainties. Therefore, these statements are not guarantees of future performance and you should not place undue reliance on them. A variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in our forward-looking statements. Factors that could affect future performance include, but are not limited, to:

Political and General Economic Conditions

•	prolonged weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on our ability to obtain credit;

•	current political and general economic conditions or changes in such conditions including relationships between the United States and the countries from which we source our merchandise;

•	terrorist activities in the United States and elsewhere;

•	political, social, economic, or other events resulting in the short- or long-term disruption in business at our stores, distribution centers or offices;

Customer Considerations

•	changes in consumer confidence resulting in a reduction of discretionary spending on goods;

•	changes in the demographic or retail environment;

•	changes in consumer preferences or fashion trends;

•

changes in our relationships with customers due to, among other things, 1) our failure to provide quality service and competitive loyalty programs, 2) our inability to provide credit pursuant to our proprietary credit card arrangement or 3) our failure to protect customer data or comply with regulations surrounding information security and privacy;

Merchandise Procurement and Supply Chain Considerations

•	changes in our relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds;

•	delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise;

•	changes in foreign currency exchange or inflation rates;

•	significant increases in paper, printing and postage costs;

Industry and Competitive Factors

•	competitive responses to our loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers;

•	adverse changes in the financial viability of our competitors;

•	seasonality of the retail business;

•	adverse weather conditions or natural disasters, particularly during peak selling seasons;

•	delays in anticipated store openings and renovations;

•	our success in enforcing our intellectual property rights;

Employee Considerations

•	changes in key management personnel and our ability to retain key management personnel;

•	changes in our relationships with certain of our key sales associates and our ability to retain our key sales associates;

Legal and Regulatory Issues

•	changes in government or regulatory requirements increasing our costs of operations;

•	litigation that may have an adverse effect on our financial results or reputation;

Leverage Considerations

•	the effects of incurring a substantial amount of indebtedness under our senior secured credit facilities and our senior notes and senior subordinated notes;

•	the ability and the effects of refinancing our indebtedness under our senior secured credit facilities;

•	the effects upon us of complying with the covenants contained in our senior secured credit facilities and the indentures governing our senior notes and senior subordinated notes;

•	restrictions the terms and conditions of the indebtedness under our senior secured credit facilities may place on our ability to respond to changes in our business or to take certain actions;

Other Factors

•	impact of funding requirements related to our noncontributory defined benefit pension plan;

•	the design and implementation of new information systems as well as enhancements of existing systems; and

•	other risks, uncertainties and factors set forth in our Annual Report on Form 10-K, including those set forth in Item 1A, “Risk Factors.”

We caution you not to place undue reliance on the forward-looking statements contained in this offering document, or in our Annual Report on Form 10-K for the fiscal year ended August 1, 2009. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Exchange Offer, including forward-looking statements from our Annual Report on Form 10-K for the fiscal year ended August 1, 2009, which are incorporated herein by reference.

THE EXCHANGE OFFER

Eligible Optionholders and Eligible Options

If you are an employee of Neiman Marcus or its subsidiaries who currently holds Eligible Options and resides and works in the United States, you are an “Eligible Optionholder” who may participate in this Exchange Offer. Eligible Optionholders may exchange those options that are eligible for exchange. The “Eligible Options” include outstanding and unexercised options to purchase Neiman Marcus shares, which were granted as “Performance Options” under the Neiman Marcus Plan with an exercise price in excess of $1,000 per share, other than options held by Burton M. Tansky, our President and Chief Executive Officer.

Participation in the Exchange Offer is voluntary. If you choose to participate in this Exchange Offer, you may exchange all but not less than all of your Eligible Options. We are not accepting partial exchanges of Eligible Options. You must remain an employee of Neiman Marcus or its subsidiaries throughout the Offering Period in order to receive your New Options and your Eligible Options must still be outstanding on the Expiration Date of the Exchange Offer. For example, if a particular option grant expires, or you exercise your option, during the Offering Period, then that particular option grant is not eligible for exchange.

We expect that the New Option Grant Date will be December 15, 2009, although this date will change if we extend the Offering Period. If you choose not to participate in this Exchange Offer, or if you are no longer an Eligible Optionholder on the New Option Grant Date, you will keep your Eligible Options and they will remain subject to the terms of the Neiman Marcus Plan and the related stock option grant agreement they were granted under. This Exchange Offer does not change the terms of your employment. Except as provided by applicable law and/or any employment agreement between you and Neiman Marcus or its subsidiaries, your employment remains “at-will” and can be terminated by you or Neiman Marcus or its subsidiaries at any time, with or without cause or notice.

New Options

The New Options that will be issued in the Exchange Offer will have a lower initial exercise price than the Eligible Options they replace; however, like the Eligible Options, the New Options will have an Accreting Exercise Price as described under “The Exchange Offer—Source and Amount of Consideration; Terms of New Options; Exercise Price.” New Options will be subject to the terms and conditions of the Neiman Marcus Plan and a new stock option grant agreement between the recipient and Neiman Marcus. A copy of the Neiman Marcus Plan and the form of new stock option grant agreement are attached as exhibits to the Schedule TO.

If you participate in the Exchange Offer and we exchange your Eligible Options, then you will receive a grant of one New Option under the Neiman Marcus Plan for every 1.5 Eligible Options that you exchange (with New Options being rounded up or down to the nearest whole share). Each New Option grant will have an initial exercise price per share equal to the Expiration Date Exercise Price. The exercise price will be an Accreting Exercise Price.

For the other terms and conditions of the New Options, including the term, exercise price and vesting schedule, see “The Exchange Offer—Source and Amount of Consideration; Terms of New Options.”

NONE OF NEIMAN MARCUS, ITS BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF, NOR ITS SUBSIDIARIES MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS OFFERING DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF NEIMAN MARCUS OR ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH NEIMAN MARCUS OR ITS SUBSIDIARIES REMAIN

UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED BY NEIMAN MARCUS OR ITS SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF NEIMAN MARCUS OR ITS SUBSIDIARIES BEFORE YOUR NEW OPTIONS ARE FULLY VESTED, WITH CERTAIN LIMITED EXCEPTIONS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Expiration Date; Cancellation Date and New Option Grant Date

Expiration Date

We expect that the Expiration Date of the Offering Period will be December 15, 2009 at 11:59 p.m., Central Standard Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for a description of our rights to extend, terminate and amend the Exchange Offer.

Offering Period

The Offering Period for this Exchange Offer started on November 17, 2009 and will expire at 11:59 p.m., Central Standard Time, on the Expiration Date.

New Option Grant Date

The New Options will be granted on the New Option Grant Date. That date will be the same date as the Expiration Date, which we currently expect to be December 15, 2009.

Cancellation Date

Eligible Options tendered to Neiman Marcus and accepted by us pursuant to this Exchange Offer will be cancelled on the same date as the New Option Grant Date. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended. If you wish to participate in the Exchange Offer, you do not need to return your stock option grant agreement relating to your Eligible Options. All Eligible Options that are exchanged under that agreement will automatically be cancelled. Your New Options and Fair Value Options will be subject to an amended and restated stock option grant agreement in the form attached to the Schedule TO. Your Fair Value Options will have the same terms and conditions, except that the term of the Fair Value Options will be extended to match the term of the New Options (eight years from the New Option Grant Date). If you do not exchange Eligible Options, your original stock option grant agreement will be amended to extend the term of the Fair Value Options and Performance Options as described above, but no other changes will be made.

Purpose of The Exchange Offer

We are making this Exchange Offer in recognition of the key contributions to Neiman Marcus of the Eligible Optionholders. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward both the past and future efforts of our employees by providing incentives for them to grow long-term stockholder value, and encourage their long-term employment.

We have issued Neiman Marcus stock options under the Neiman Marcus Plan to employees of Neiman Marcus and its subsidiaries as a means of promoting the long-term success of Neiman Marcus, because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages those employees to remain employed by the Company and its subsidiaries and to devote the best of their abilities to help increase the Company’s long-term value. However, due to the weakened economy and its adverse impact on the retail industry generally and on the value of Neiman Marcus shares in particular, most of the employees have outstanding Neiman Marcus stock options with exercise prices that are higher than the current fair market value per share of Neiman Marcus. These stock options are commonly referred to as being “underwater.” As a result, these stock options have lost their value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under the Neiman Marcus Plan. By making this Exchange Offer, we intend to provide Eligible Optionholders with the opportunity to hold Neiman Marcus stock options that over time have a greater potential to increase in value, thereby creating better incentives for them to remain at Neiman Marcus and contribute to achieving the long-term strategic and business objectives of Neiman Marcus.

By realigning the exercise prices of previously granted stock options more closely with the current per share fair market value of Neiman Marcus, we believe that these stock options will again become important tools to help motivate and retain employees and continue to align their interests with ours and those of our Neiman Marcus stockholders. While we hope this Exchange Offer will reduce the current disparity between the per share fair market value of Neiman Marcus and the exercise price of the Eligible Options, given the volatile and unpredictable nature of the current economy, we cannot guarantee that, subsequent to the Expiration Date, the per share fair market value of Neiman Marcus will increase to a price that is greater than the exercise price of the New Options. In addition, there is currently no active trading market for Neiman Marcus shares, and we cannot guarantee that one will develop in the near term or ever.

Procedure For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

If you elect to participate in this Exchange Offer, you may exchange all but not less than all of your Eligible Options. We are not accepting partial exchanges of Eligible Options.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Optionholder through the Expiration Date and your Eligible Options must not be exercised, terminate or expire on or prior to the Expiration Date. If you choose to participate in the Exchange Offer, you must submit your election form by (1) emailing a completed and signed scanned or PDF copy of the election form to Brenda_Sanders@neimanmarcus.com, (2) faxing a completed and signed scanned or PDF copy of the election form to Brenda Sanders at (214) 743-7617 or (3) delivering or sending your completed and signed election form by hand, registered mail or courier to: Neiman Marcus, Inc., Attn: Brenda Sanders, One Marcus Square, 1618 Main Street, Dallas, Texas 75201.

Regardless of the method you use to submit your election form, it must be received by the designated person specified above at or before 11:59 p.m., Central Standard Time, on the Expiration Date, which is December 15, 2009, unless we extend that date. If you wish to participate in the Exchange Offer, you do not need to return your stock option agreements relating to your Eligible Options. All Eligible Options that are exchanged under that agreement will automatically be cancelled. Your New Options and Fair Value Options will be subject to an amended and restated stock option grant agreement in the form attached to the Schedule TO. Your Fair Value Options will have the same terms and conditions, except that the term of the Fair Value Options will be extended to match the term of the New Options (eight years from the New Option Grant Date). If you do not exchange Eligible Options, your original stock option grant agreement will be amended to extend the term of the Fair Value Options and Performance Options as described above, but no other changes will be made. To make this election, you will need to agree to all of the terms and conditions of the Exchange Offer as set forth in the offer documents. You are responsible for making sure that if you wish to participate in the Exchange Offer that you follow the appropriate steps. If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions except that the term of your Performance Options and Fair Value Options will be extended.

Your Eligible Options will not be considered tendered until you have properly completed and acknowledged your participation in accordance with the procedures above. You must properly complete and acknowledge your participation in the Exchange Offer by the Expiration Date. This is a one-time offer, and we will strictly enforce the Offering Period. An election form accompanies this offering document, and we have filed the election form as an exhibit to the Schedule TO. If you miss the Expiration Date deadline, you will not be permitted to participate in this Exchange Offer.

Your election to participate becomes irrevocable after 11:59 p.m., Central Standard Time, on December 15, 2009, unless the Exchange Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Central Standard Time, on December 15, 2009, you may withdraw your previously tendered Eligible Options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the Exchange Offer at any time before the Expiration Date, as described in “The Exchange Offer—Withdrawal Rights.” You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any election form you submit. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of election forms and our determinations of these matters will be final and binding.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Exchange Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn only as of the time when we give oral or written notice to the Eligible Optionholders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered options promptly after the expiration of this Exchange Offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we currently expect to be December 15, 2009.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of Eligible Options and resolve all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither Neiman Marcus nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us and our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer in our sole discretion. Subject to Rule 13e-4 under the Exchange Act of 1934, we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, or any defect or irregularity in any tender with respect to any particular Eligible Options.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with “The Exchange Offer—Acceptance of Eligible Options for Exchange; Grant of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Neiman Marcus and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “The Exchange Offer—Conditions of The Exchange Offer” and “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment,” we expect to accept and cancel, on the same day as the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. By signing and submitting the election form, you will be agreeing to the terms of a new stock option grant agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

Withdrawal Rights

If you elect to accept this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw all, but not less than all, of your tendered Eligible Options, and reject this Exchange Offer, by following the procedure described in this section.

You may withdraw all, but not less than all, of your tendered Eligible Options at any time before the Expiration Date. If we extend the Offering Period beyond that original Expiration Date, you may withdraw all, but not less than all, of your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options on the same day as the scheduled Expiration Date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this Exchange Offer, if we have not accepted your options by 11:59 p.m., Central Standard Time, on December 15, 2009, you may withdraw all, but not less than all, of your tendered Eligible Options at any time thereafter.

To validly withdraw tendered Eligible Options, you must submit your withdrawal form while you still have the right to withdraw the tendered Eligible Options by (1) emailing a completed and signed scanned or PDF copy of the withdrawal form to Brenda_Sanders@neimanmarcus.com, (2) faxing a completed and signed scanned or PDF copy of the withdrawal form to Brenda Sanders at (214) 743-7617, or (3) delivering or sending your completed and signed withdrawal form by hand, registered mail or courier to: Neiman Marcus, Inc., Attn: Brenda Sanders, One Marcus Square, 1618 Main Street, Dallas, Texas 75201.

Regardless of the method you use to submit your withdrawal form, it must be received by the designated person specified above before 11:59 p.m., Central Standard Time, on the Expiration Date, which is December 15, 2009, unless we extend that date. Eligible Options previously tendered will not be considered withdrawn until we receive your withdrawal form. If you miss the deadline for withdrawal, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You are responsible for making sure that the withdrawal form is properly completed and signed.

A withdrawal form accompanies this offering document, and we have filed the form of the withdrawal form as an exhibit to the Schedule TO.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “The Exchange Offer—Procedure For Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any withdrawal form. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of withdrawal forms and our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Grant of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we will accept for exchange all Eligible Options properly tendered and not validly withdrawn on or before the Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under your Eligible Options. Subject to the terms and conditions of this Exchange Offer, properly tendered and not validly withdrawn Eligible Options will be cancelled on same day as the Expiration Date. If this Exchange Offer is extended, then the Cancellation Date will also be extended. If you wish to participate in the Exchange Offer, you do not need to return your stock option grant agreements relating to your Eligible Options. All Eligible Options that are exchanged under that agreement will automatically be cancelled. Your New Options and Fair Value Options will be subject to an amended and restated stock option grant agreement in the form attached to the Schedule TO. Your Fair Value Options will have the same terms and conditions, except that the term of the Fair Value Options will be extended to match the term of the New Options (eight years from the New Option Grant Date). If you do not exchange Eligible Options, your original stock option grant agreement will be amended to extend the term of the Fair Value Options and Performance Options as described above, but no other changes will be made.

Subject to our rights to terminate the offer, discussed in “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment”, we will accept promptly after the Expiration Date all properly tendered Eligible Options that are not validly withdrawn. We will give oral or written notice to the Eligible Optionholders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, e-mail or other method of communication.

We will grant the New Options on the New Option Grant Date, which we expect to be December 15, 2009. All New Options will be granted under the Neiman Marcus Plan, and will be subject to an amended and restated stock option grant agreement between you and Neiman Marcus. Promptly after the Expiration Date, we will send you the amended and restated stock option grant agreement. You may not exercise any of the New Options until such New Options have vested in accordance with their terms.

If you have tendered your Eligible Options under this Exchange Offer and your employment with Neiman Marcus or any of its subsidiaries terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and your previously tendered Eligible Options will be withdrawn and not accepted for exchange. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Conditions of The Exchange Offer

Notwithstanding any other provision of this offering document, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, as the same may be extended, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer or the acquisition of some or all of the eligible options tendered for purchase pursuant to this Exchange Offer;

(b) Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to this Exchange Offer, any of which might restrain, prohibit or delay completion of this Exchange Offer or impair the contemplated benefits of this Exchange Offer;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States for more than three hours;

(3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or any other country in which we do business or any of our subsidiaries does business;

(4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or any other country in which we or any of our subsidiaries does business;

(5) any change in the general political, market, economic, or financial conditions in the United States or any other country in which we or any of our subsidiaries does business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries;

(6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan or indebtedness of Neiman Marcus or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of our company and our subsidiaries;

(7) in the case of any of the above conditions existing at the time of commencement of this Exchange Offer, and that condition, in our reasonable judgment, deteriorates materially after commencement of this Exchange Offer; or

(8) any decrease (i) in the fair market value of the Neiman Marcus shares or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between November 17, 2009 and the Expiration Date;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of our company or any of our subsidiaries, that could reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares of our common stock (other than this Exchange Offer), or any merger, business combination, or other similar transaction with or involving our company, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock (other than entities, groups or persons who beneficially own more than 5% of the outstanding shares of our common stock as of November 17, 2009);

(g) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock;

(h) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer;

(i) any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us or the Exchange Offer; or

(j) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with this Exchange Offer shall not have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably.

If any of the above events occur, we may:

•	terminate this Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend this Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Exchange Offer is open, complete the Exchange Offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part at any time prior to the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted by us at any time, in our sole discretion, prior to the Expiration Date. The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part at any time prior to the Expiration Date, in our sole discretion. If any of the foregoing conditions is not satisfied and we determine to withdraw or terminate this Exchange Offer, we will promptly so notify you by press release, e-mail or another form of written communication.

We reserve the right at any time, in our sole discretion, to amend the terms and conditions of this Exchange Offer, subject to compliance with applicable federal securities laws. See “The Exchange Offer—Extension of Exchange Offer; Termination; Amendment” for more details on our ability to extend or amend this Exchange Offer.

Shares of Neiman Marcus

The Eligible Options give Eligible Optionholders the right to acquire Neiman Marcus shares. Neither the Eligible Options nor the Neiman Marcus shares are traded on any trading market. The Compensation Committee determined the current fair market value of each Neiman Marcus share to be not greater than $1,000, based a variety of factors, including the most recent appraisal of the Company by an independent appraiser.

Currently none of our shares of common stock issuable upon the exercise of stock options have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any state or other securities laws, nor are such shares listed on any national securities exchange as defined in the Securities Exchange Act of 1934. Therefore, there are significant restrictions on the resale of our common stock. The shares of common stock may not be resold or transferred unless registered pursuant to applicable securities laws or an exemption from registration is available pursuant to applicable securities laws.

There can be no assurance that a trading market or willing buyer for the Neiman Marcus shares will develop in the near term or ever, and there can be no assurance that the price, if any, for which the Neiman Marcus shares could ever be sold would exceed the exercise price for the New Options.

Source and Amount of Consideration; Terms of New Options

Consideration

We will issue New Options in exchange for Eligible Options properly tendered and not withdrawn by you and accepted by us for exchange. New Options are awards under which you may purchase Neiman Marcus shares at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered options, you will be entitled to receive New Options as described in the section of this offering document entitled “The Exchange Offer—New Options” above and under “—Terms of New Options” below.

If we receive and accept tenders from Eligible Optionholders of all Eligible Options (a total of options to purchase 26,614.456 Neiman Marcus shares), then, subject to the terms and conditions of this Exchange Offer, we will grant new options to purchase a total of approximately 17,742.97 Neiman Marcus shares, or two-thirds of the total number of Eligible Options outstanding as of November 17, 2009.

Terms of New Options

Each New Option will be granted under the Neiman Marcus Plan and will be subject to the terms and conditions of the Neiman Marcus Plan and an amended and restated stock option grant agreement between you and Neiman Marcus covering the New Option. The form of the amended and restated stock option grant agreement under the Neiman Marcus Plan is attached as an exhibit to the Schedule TO.

Except for the vesting schedule, term and exercise price, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Eligible Options that you tender for exchange.

The following description summarizes the material terms of the Neiman Marcus Plan. Our statements in this offering document concerning the Neiman Marcus Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Neiman Marcus Plan and the forms of stock option grant agreement under the Neiman Marcus Plan, each of which has been filed as an exhibit to the Schedule TO. If you would like a copy of the Neiman Marcus Plan or the forms of stock option grant agreement, please send an e-mail to Brenda_Sanders@neimanmarcus.com to receive a copy of the Neiman Marcus Plan and the form of stock option grant agreement thereunder. Copies of these documents will be furnished to you at our expense.

Summary of the Neiman Marcus Plan

The Neiman Marcus Plan provides for the grant of non-qualified stock options which may be granted as “Fair Value Options” with a fixed exercise price or “Performance Options” with an accreting exercise price. The number of shares of our common stock subject to options outstanding as of November 17, 2009 under the Neiman Marcus Plan was 75,790, of which 37,279 are Fair Value Options, 38,511 are Performance Options. The maximum number of shares of our common stock with respect to which awards could be granted under the Neiman Marcus

Plan is 80,708.7725 of which 41,259.5910 are to be Performance Options and 39,449.1815 are to be Fair Value Options. The Neiman Marcus Plan is administered by the Compensation Committee of our board of directors. Generally, the Compensation Committee has the power to determine the participants to receive awards and the terms, conditions and restrictions of awards granted under the Neiman Marcus Plan.

Exercise Price

The exercise price of a stock option granted under the Neiman Marcus Plan will be equal to or greater than the fair market value (as defined in the Neiman Marcus Plan) of our common stock subject thereto on the date of grant. The date of grant for the New Options granted under this Exchange Offer will be the New Option Grant Date, which is expected to be December 15, 2009. If the Expiration Date is extended, the New Option Grant Date will be similarly extended.

The Compensation Committee currently anticipates that the initial per share exercise price will be $1,000, subject to the Compensation Committee’s right to adjust the initial exercise price if the fair market value (as defined in the Neiman Marcus Plan) of our common stock on the New Option Grant Date is greater than $1,000 per share. In accordance with the form of stock option grant agreement for the New Options, the exercise price for each New Option will be an Accreting Exercise Price meaning that the exercise price will increase at a 10% compound rate on each anniversary of the grant date of the New Option until the earlier to occur of (i) the exercise of the New Option, (ii) the fourth anniversary of the grant date of the New Option, or (iii) the occurrence of a Change of Control of Neiman Marcus, Inc. (as defined in the Neiman Marcus Plan); provided, however, that the exercise price shall cease to increase on a portion of the outstanding New Options following the sale by the Majority Stockholder (as defined in the Neiman Marcus Plan) of shares of Neiman Marcus common stock as follows: the pro rata portion of the New Options held by a participant with respect to which the exercise price shall cease to increase shall be the portion of the New Options that bears the same ratio to the total New Options held by a participant as the total number of shares of common stock of Neiman Marcus sold by the Majority Stockholder bears to the total number of shares of common stock of Neiman Marcus owned by the Majority Stockholder immediately prior to the sale.

Vesting

The Compensation Committee generally determines the vesting schedule applicable to a stock option granted under the Neiman Marcus Plan in accordance with the terms of the Neiman Marcus Plan. The New Options granted under this Exchange Offer will be subject to a new vesting schedule, even if the Eligible Options exchanged therefor were fully or partially vested, as follows:

•	none of the New Options will be vested on the New Option Grant Date.

•

the New Options will vest over four years as follows: 25% of the shares underlying the New Option will vest on the first anniversary of the New Option Grant Date and the remaining portion of the New Option will vest in thirty-six equal monthly installments over the thirty-six months beginning on the month following the first anniversary of the New Option Grant Date.

Upon a termination of your employment by your employer without Cause (as defined in the Neiman Marcus Plan) or a termination by you for Good Reason (as defined in the Neiman Marcus Plan) following a Change of Control (as defined in the Neiman Marcus Plan), your New Options shall be automatically vested. Your New Option, or any portion thereof, which has become exercisable on or before the date your employment is terminated shall, unless otherwise provided in your stock option grant agreement, expire on the earlier of (i) the commencement of business on the date your employment is terminated for Cause; (ii) 90 days after the date your employment is terminated for any reason other than Cause, death, Disability (as defined in the Neiman Marcus Plan) or Retirement (as defined in the Neiman Marcus Plan); (iii) one year after the date your employment is terminated by reason of death, Disability or Retirement; or (iv) the expiration of the term of the New Option.

Adjustments upon certain events

Subject to any required action by our stockholders, in the event of a stock split (including a reverse stock split) or stock dividend (but only on our shares of common stock) the only effect of which is to increase (or decrease) on a pro rata basis the number of shares of common stock owned by each stockholder, the Compensation Committee will proportionally adjust the exercise price and number of Neiman Marcus shares subject to a New

Option to reflect the stock split or stock dividend; provided that the aggregate exercise price of a New Option is not less than the aggregate exercise price before the stock split or stock dividend.

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee will either provide for the substitution or assumption of the New Options in accordance with the terms of the Neiman Marcus Plan, and/or, if appropriate, cancel, effective immediately prior to such corporate transaction, any outstanding New Option (whether or not exercisable or vested) and in full consideration of such cancellation pay to you an amount in cash, with respect to each underlying Neiman Marcus share, equal to the excess of (1) the value, as determined by the Compensation Committee in its discretion, of securities and/or property (including cash) received by such holders of Neiman Marcus shares as a result of such corporate transaction over (2) the exercise price.

In the event we declare and pay an extraordinary cash dividend, (i) with respect to unvested New Options then outstanding on the date the extraordinary cash dividend is paid, we will pay to you a cash bonus equal to the amount that you would have received pursuant to such dividend payment if you owned the Neiman Marcus shares underlying your then outstanding unvested New Options within 30 days of the date such unvested New Options vest, and (ii) with respect to New Options which become vested on or prior to the date the extraordinary cash dividend is paid, whether or not such New Options have been exercised, we will pay to you a cash bonus equal to the amount that you would have received pursuant to the dividend payment if you owned the Neiman Marcus shares underlying such vested New Options granted to you within 30 days of the date the extraordinary cash dividend is paid; provided, however, that New Options which have expired will not receive a payment. The terms of the Neiman Marcus Plan requiring us to make the payments described above will cease to be effective immediately following the earlier to occur of a Change in Control or an Initial Public Offering (as each of those terms are defined in the Neiman Marcus Plan).

In the event of any change in the capitalization of the Company or a corporate change other than those described above, the Compensation Committee will make such adjustments in the number and kind of shares or securities subject to New Options outstanding on the date on which such change occurs and in the per-share exercise price of each such New Option as the Compensation Committee may consider appropriate in its discretion to prevent dilution or enlargement of rights; provided that no adjustment will be made to the extent such adjustment would be a modification or extension of the New Option that would cause the Option to constitute a deferral of compensation for tax purposes.

Transferability of stock options

Stock options generally may not be transferred, other than to your beneficiaries or estate upon your death or, upon prior written consent of the Compensation Committee and compliance with applicable laws, to a trust or custodianship, the beneficiaries of which may only include your spouse or lineal descendants (by blood or adoption).

Registration and sale of shares underlying stock options

Currently none of our shares of common stock issuable upon the exercise of stock options have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any state or other securities laws, nor are such shares listed on any national securities exchange as defined in the Securities Exchange Act of 1934. Therefore, there are significant restrictions on the resale of our common stock. The shares of common stock may not be resold or transferred unless registered pursuant to applicable securities laws or an exemption from registration is available pursuant to applicable securities laws.

U.S. federal income tax consequences

You should refer to the section entitled “The Exchange Offer—Material United States Tax Consequences” of this offering document for a discussion of the U.S. federal income tax consequences of the New Options and Eligible Options, as well as the consequences of accepting or rejecting this Exchange Offer. If you are a taxpayer of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Information Concerning Us; Financial Information

Information Concerning Us

We are one of the nation’s leading luxury retailers, offering distinctive merchandise and excellent customer service that cater to the needs of the affluent consumer. Since our founding in the early 1900s, we have established ourselves as a leading fashion authority among luxury consumers and have become a premier U.S. retail channel for many of the world’s most exclusive designers. Currently, we operate 41 Neiman Marcus full-line stores at prime retail locations in major U.S. markets and two Bergdorf Goodman stores on Fifth Avenue in New York City. We also operate catalogs and e-commerce websites under the brands Neiman Marcus®, Bergdorf Goodman® and Horchow®. During fiscal years ended August 1, 2009, August 2, 2008 and July 29, 2007, we generated revenues of $3,643.3 million, $4,600.5 million and $4,390.1 million, respectively, and operating (loss) earnings of $(652.9) million, $466.4 million and $476.8 million, respectively.

We operate an integrated, multi-channel retailing model as described below:

Specialty Retail. Our specialty retail store operations (Specialty Retail) consist primarily of our 41 Neiman Marcus stores and two Bergdorf Goodman stores. Specialty Retail accounted for 82.1% of our total revenues in fiscal year 2009, 83.8% in fiscal year 2008 and 83.7% in fiscal year 2007.

•

Neiman Marcus Stores. Neiman Marcus stores offer distinctive luxury merchandise, including women’s couture and designer apparel, contemporary sportswear, handbags, fashion accessories, shoes, cosmetics, men’s clothing and furnishings, precious and designer jewelry, decorative home accessories, fine china, crystal and silver, children’s apparel and gift items. We locate our Neiman Marcus stores at carefully selected venues in major metropolitan markets across the United States and design our stores to provide a feeling of residential luxury by blending art and architectural details from the communities in which they are located. We also operate 28 clearance centers offering end-of-season clearance goods from our Neiman Marcus stores, Bergdorf Goodman stores and direct-to-consumer operations as well as clearance goods purchased directly for resale by our clearance centers. Our full-line Neiman Marcus stores and clearance centers accounted for 69.7% of our total revenues in fiscal year 2009, 71.2% in fiscal year 2008 and 71.6% in fiscal year 2007, and 84.9% of Specialty Retail revenues in fiscal year 2009, 85.0% in fiscal year 2008 and 85.6% in fiscal year 2007.

•

Bergdorf Goodman Stores. Bergdorf Goodman is a premier luxury retailer in New York City well known for its couture merchandise, opulent shopping environment and landmark Fifth Avenue locations. Bergdorf Goodman features high-end apparel, fashion accessories, shoes, decorative home accessories, precious and designer jewelry, cosmetics and gift items. Our Bergdorf Goodman stores accounted for 12.4% of our total revenues in fiscal year 2009, 12.6% in fiscal year 2008 and 12.1% in fiscal year 2007, and 15.1% of Specialty Retail revenues in fiscal year 2009, 15.0% in fiscal year 2008 and 14.4% in fiscal year 2007.

We currently operate 6 stores under the CUSP name. CUSP is a smaller store format (6,000 to 11,000 square feet) that targets a younger, fashion savvy customer with a contemporary point of view. To date, the operations of the CUSP stores are insignificant to the revenues and operating earnings of our Specialty Retail stores.

Direct Marketing. Our upscale direct-to-consumer operation (Direct Marketing) conducts online and catalog sales of fashion apparel, accessories and home furnishings through the Neiman Marcus brand, online and catalog sales of home furnishings and accessories through the Horchow brand, and online sales of fashion apparel and accessories through the Bergdorf Goodman brand. In addition, Direct Marketing currently operates 9 designer websites. In connection with the designer websites, Direct Marketing creates and/or maintains separate e-commerce sites bearing the designers’ brand names. Direct Marketing procures inventory from each designer to be showcased on that designer’s website and bears all the responsibilities related to the fulfillment of goods purchased on the designer website.

Direct Marketing generated 17.9% of our total revenues in fiscal year 2009, 16.2% in fiscal year 2008 and 16.3% in fiscal year 2007. Over one million customers made a purchase through one of our websites or catalogs in fiscal year 2009. In recent years, internet revenues have increased as a percentage of Direct Marketing revenues. As a percentage of total revenues of Direct Marketing, internet revenues were 79.5% in fiscal year 2009, 75.5% in fiscal year 2008 and 69.7% in fiscal year 2007. Our catalog business circulated approximately 68 million catalogs in fiscal year 2009, a decrease of approximately 25% from the prior year. With the growth of internet revenues, we have reduced catalog circulation in recent years and would expect flat to declining catalog circulation in the foreseeable future. We regularly send e-mails to approximately 3.7 million e-mail addresses, alerting our customers to our newest merchandise and the latest fashion trends.

For more information about our reportable segments, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 17 of the Notes to Consolidated Financial Statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended August 1, 2009 which is incorporated herein by reference.

Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar which resulted in an extra week in fiscal year 2008 (the 53rd week). All references to fiscal year 2009 relate to the fifty two weeks ended August 1, 2009; all references to fiscal year 2008 relate to the fifty three weeks ended August 2, 2008 and all references to fiscal year 2007 relate to the fifty two weeks ended July 28, 2007. References to fiscal years 2010 and years thereafter relate to our fiscal years for such periods.

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and related amendments, available free of charge through our website at www.neimanmarcusgroup.com as soon as reasonably practicable after we electronically file such material with (or furnish such material to) the Securities and Exchange Commission. The information contained on our website is not incorporated by reference into this Schedule TO or Offer to Exchange and should not be considered to be part of this Schedule TO or Offer to Exchange.

Financial Information

The financial information included in our Annual Report on Form 10-K for the fiscal year ended August 1, 2009 is incorporated herein by reference. Please see “The Exchange Offer—Additional Information” below for instructions on how you can obtain copies of our SEC filings, including our Annual Report. A summary of certain financial information in this report is attached as Schedule A to this offering document and should be read in conjunction with our consolidated financial statements and the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, each of which is included in our Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

Additional Information

Where you can find more information about us. We have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about this Exchange Offer. This offering document does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Incorporation by reference. The rules of the SEC allow us to “incorporate by reference” information into this offering document, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offering document, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offering document or in any other document expressly incorporated herein

(whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the following document, previously filed with the SEC by us:

•	our Annual Report on Form 10-K for the fiscal year ended August 1, 2009, filed on October 20, 2009.

You can obtain our Annual Report on Form 10-K from the SEC’s website at the internet address provided above. You may also obtain our Annual Report on Form 10-K from us without charge, excluding exhibits, by requesting a copy in writing at One Marcus Square, 1618 Main Street, Dallas, Texas 75201, Attention: Nelson A. Bangs, or by calling Nelson A. Bangs at (214) 743-7610. Please be sure to include your complete name and address in your request.

Plans or Proposals

Neither we nor, to our knowledge, any of our directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

•

any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board of directors or senior management;

•	any other material change in our corporate structure or business;

•

our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; however, our equity securities are not currently listed or quoted on such an exchange or association;

•	our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; however, our equity securities are not currently registered under the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities, or the disposition of our securities except that we anticipate Burton M. Tansky, our President and Chief Executive Officer negotiating a private exchange of his Performance Options for new Performance Options, and we anticipate a small number of executives negotiating private exchanges of Fair Value Options granted in 2006 and 2007; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of our company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this offering document, our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We may pursue any such matter at any time after the date of this offering document, subject to our obligation to update this offering document to reflect material changes in the information contained herein.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

The following table sets forth certain information as of November 17, 2009, about the outstanding Neiman Marcus Eligible Options granted under the Neiman Marcus Plan, beneficially owned by each of our directors and executive officers. As of November 17, 2009, our executive officers and directors (17 persons) as a group held Eligible Options unexercised and outstanding under such plan to purchase a total of 14,929 Neiman Marcus shares, which represented approximately 18% of the total number of Neiman Marcus shares subject to all options outstanding under our plans as of that date. This total and percentage excludes 8,502 Performance Options held by Mr. Tansky which are not considered Eligible Options. If Mr. Tansky’s Performance Options were eligible options, the above percentage would increase to 28%.

The percentages in the table below are based on the total number of outstanding options (i.e., whether eligible for exchange) to purchase Neiman Marcus shares, as of November 17, 2009, under the Neiman Marcus Plan or otherwise, which was 83,073 options. Our non-employee directors do not hold options and Burton M. Tansky, our President and Chief Executive Officer, is not eligible to participate in this Exchange Offer.

Name	Position	Aggregate Number of Eligible Options Under Incentive Plans	Percentage of Total Outstanding Neiman Marcus Options Under All Incentive Plans
David A. Barr	Director	0	0%
Jonathan Coslet	Director	0	0%
James Coulter	Director	0	0%
John G. Danhakl	Director	0	0%
Sidney Lapidus	Director	0	0%
Kewsong Lee	Director	0	0%
Carrie Wheeler	Director	0	0%
Burton M. Tansky	Director, President and Chief Executive Officer	0[1]	%
Karen W. Katz	Executive Vice President and President and Chief Executive Officer of Neiman Marcus Stores	5,341	6.4%
James E. Skinner	Executive Vice President and Chief Financial Officer	2,671	3.2%
Gerald A. Barnes	President and Chief Executive Officer of Neiman Marcus Direct	534	0.6%
James J. Gold	President and Chief Executive Officer of Bergdorf Goodman	2,671	3.2%
Nelson A. Bangs	Senior Vice President and General Counsel	1,068	1.3%
Marita O’Dea	Senior Vice President and Chief Human Resource Officer	988	1.2%
Phillip L. Maxwell	Senior Vice President and Chief Information Officer	988	1.2%
Wayne A. Hussey	Senior Vice President, Properties and Store Development	668	0.8%
Wanda Gierhart	Senior Vice President and Chief Marketing Officer	0	0.0%

[1]	Mr. Tansky holds 8,502 Performance Options representing 10% of the total number of Neiman Marcus shares subject to all options outstanding under our plans as of that date.

On October 5, 2009, options to purchase a total of 6,790 shares at the exercise price of $1,000 per share were granted to five employees as a result of a promotion or a new hire. Half of the options granted are considered Fair Value Options and half are considered Performance Options. The exercise price of the Performance Options will start at $1,000 and will increase at a 10% compound rate on each anniversary of the grant date or until the earlier to occur of (i) the exercise of the option, (ii) the fifth anniversary of the grant date, and (iii) the occurrence of a change of control as defined in the Neiman Marcus Plan. Each option shall vest and become exercisable with respect to twenty percent (20%) of the total number of shares of Common Stock subject to such option on the first anniversary of the date of the grant, and the remaining portion of the option shall vest and become exercisable in forty-eight monthly installments over the forty-eight (48) months following the first anniversary of the grant date, beginning on the one-month anniversary of such anniversary, until 100% of the option is fully vested and exercisable thereafter, subject in all cases to the option holder’s continued employment. Because the current exercise price per share of such options is $1,000 the options will not constitute Eligible Options.

Other than the transactions described above, none of our executive officers or directors, nor any controlling person or affiliate of ours, were awarded or exercised, or engaged in any transactions involving, options to purchase Neiman Marcus shares issued under any of our incentive plans, including the Neiman Marcus Plan, during the past sixty (60) days before and including the commencement of this Exchange Offer.

Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be cancelled on the Cancellation Date and the Neiman Marcus shares underlying such grants will be available for regrant under the Neiman Marcus Plan, including grants for New Options to be issued in exchange for such Eligible Options.

We account for stock-based compensation pursuant to generally accepted accounting principles in the United States. These rules generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Under these rules, we will recognize the incremental compensation cost of the New Options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of New Options granted to Eligible Optionholders in exchange for exchanged Eligible Options, measured as of the date the New Options are granted, over the fair value of the exchanged Eligible Options, measured immediately prior to the exchange. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited options will not be recognized.

The amount of this compensation cost will depend on a number of factors, including:

•	the exercise price per share of the New Options issued in the Exchange Offer;

•	the level of participation by Eligible Optionholders in the Exchange Offer; and

•	the exercise price per share of Eligible Options cancelled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the compensation cost that will result from the Exchange Offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. We cannot assure you that any such approval or other action, if needed, would be obtained.

Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THE INFORMATION IN THIS DISCUSSION IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU, AND WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THIS DISCUSSION. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer. This discussion is based on the U.S. Internal Revenue Code (referred to in this offering document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this offering document, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be a taxable event. All of the New Options will be nonqualified stock options and no Eligible Options and/or New Options will qualify as “incentive stock options” within the meaning of Section 422 of the Code. The grant of New Options will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Generally, we or the applicable Eligible Subsidiary will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income.

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

You will be responsible for the payment of applicable withholding and other taxes that may become due as a result of the exercise of a New Option.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF, OR OTHERWISE SUBJECT TO TAX IN A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND

SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is determined by us to have occurred, to extend the period of time during which the Exchange Offer is open and delay the acceptance for exchange of any Eligible Options. If we elect to extend the period of time during which this Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Standard Time (8:00 a.m., Central Standard Time), on the next business day after the previously scheduled Expiration Date.

We also reserve the right, if any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is determined by us to have occurred, before the Expiration Date to terminate or amend the Exchange Offer and to postpone our acceptance and cancellation of any Eligible Options elected to be exchanged, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination or postponement. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Eligible Options promptly after termination or withdrawal of this Exchange Offer. If we extend the Exchange Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Exchange Offer expires after such originally scheduled Expiration Date but before the extended Expiration Date under the extended offer, that option would not be eligible for exchange.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in “The Exchange Offer—Conditions of The Exchange Offer” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect, including by changing the terms of the New Options or the criteria for which options constitute Eligible Options.

The minimum period during which the Exchange Offer will remain open following changes in the terms of the Exchange Offer or in the information concerning the Exchange Offer will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the terms of the New Options being offered by us for the Eligible Options in this Exchange Offer, the Exchange Offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the Exchange Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Exchange Offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

We cannot guarantee that, subsequent to the Expiration Date, the per share fair market value of the Neiman Marcus shares will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this offering document entitled “Risk Factors” before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Neiman Marcus, Inc.

November 17, 2009 as amended November 24, 2009

SCHEDULE A

SELECTED FINANCIAL DATA

The following selected financial data is qualified in entirety by our consolidated financial statements (and the related Notes thereto) contained in Item 15 of our Annual Report on Form 10-K for the fiscal year ended August 1, 2009 and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the fiscal year ended August 1, 2009. Terms capitalized in this “Selected Financial Data” and not defined have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

	(Successor)							(Predecessor)
(in millions)	Fiscal year ended August 1, 2009		Fiscal year ended August 2, 2008		Fiscal year ended July 28, 2007		Forty-three weeks ended July 29, 2006	Nine weeks ended October 1, 2005	Fiscal year ended July 30, 2005
OPERATING RESULTS
Revenues	$3,643.3		$4,600.5		$4,390.1		$3,397.7	$632.4	$3,695.1
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,536.8		2,935.0		2,753.8		2,219.4	371.5	2,349.2
Selling, general and administrative expenses (excluding depreciation)	882.7		1,045.4		1,015.1		802.4	155.6	907.3
Income from credit card program, net	(50.0)		(65.7)		(65.7)		(49.4)	(7.8)	(71.6)
Depreciation and amortization	223.5		220.6		208.7		166.6	19.2	103.6
Impairment charges	703.2	(2)	31.3	(3)	11.5	(4)	—	—	—
Operating (loss) earnings	(652.9	)(2)	466.4	(3)	476.8	(4)	258.7	70.3 (5)	397.4	(6)
(Loss) earnings from continuing operations before income taxes	(888.5)		226.6		217.0		41.0	71.2	385.2
(Loss) earnings from discontinued operations, net of tax (7)	—		—		(22.8)		(14.0)	(0.8)	5.0
Net (loss) earnings	$(668.0)		$142.8		$111.9		$12.5	$44.2	$248.8

	(Successor)							(Predecessor)
(in millions)	August 1, 2009		August 2, 2008		July 28, 2007		July 29, 2006		July 30, 2005(1)
FINANCIAL POSITION
Cash and cash equivalents	$323.4		$239.2		$141.2		$223.7		$852.6
Merchandise inventories	755.0		978.0		918.3		793.6		729.3
Total current assets	1,221.5		1,363.7		1,215.0		1,135.9		1,708.5
Property and equipment, net	992.7		1,075.3		1,043.7		1,030.3		836.7
Total assets	5,581.0		6,556.8		6,501.0		6,608.0		2,660.7
Current liabilities	563.5		706.7		767.9		699.1		617.3
Long-term liabilities	$4,098.7		$4,173.6		$4,175.1		$4,474.9		$457.3

A-1

	(Successor)							(Predecessor)
(in millions, except sales per square foot)	Fiscal year ended August 1, 2009		Fiscal year ended August 2, 2008		Fiscal year ended July 28, 2007		Forty-three weeks ended July 29, 2006	Nine weeks ended October 1, 2005		Fiscal year ended July 30, 2005
OTHER OPERATING DATA
Capital expenditures	$101.5		$183.5		$147.9		$138.2	$25.6		$190.3
Depreciation expense	$150.8		$148.4		$136.5		$107.0	$19.2		$103.6
Rent expense and related occupancy costs	$85.4		$92.6		$87.5		$69.3	$12.5		$72.3
Change in comparable revenues (8)	(21.4)%		1.7%		6.7%		6.8%	9.8%		9.8%
Number of stores open at period end	42		41		40		38	37		36
Sales per square foot	$475		$634	(9)	$638		$508	$103		$577

NON-GAAP FINANCIAL MEASURE
EBITDA (10)	$(429.4	)(2)	$687.0	(3)	$685.6	(4)	$425.3	$89.5	(5)	$501.1	(6)
Adjusted EBITDA (10)	$273.8		$685.8		$686.9		$425.3	$113.0		$510.2

(1)	The selected financial data as of July 30, 2005 reflect adjustments to the Predecessor’s audited consolidated financial statements to reclassify the operations of Gurwitch Products, L.L.C. and Kate Spade LLC as discontinued operations.

(2)	For fiscal year 2009, operating earnings and EBITDA include pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

(3)	For fiscal year 2008, operating earnings and EBITDA include 1) $32.5 million of other income related to a pension curtailment gain as a result of our decision to freeze certain Pension and SERP benefits as of December 31, 2007, offset by 2) $31.3 million pretax impairment charge related to the writedown to fair value of the Horchow tradename.

(4)	For fiscal year 2007, operating earnings and EBITDA include 1) $11.5 million pretax impairment charge related to the writedown to fair value of the Horchow tradename, offset by 2) $4.2 million of other income we received in connection with the merger of Wedding Channel.com, in which we held a minority interest, and The Knot and 3) $6.0M of other income related to aged, non-escheatable gift cards.

(5)	For the nine weeks ended October 1, 2005, operating earnings and EBITDA include $23.5 million of transaction and other costs incurred in connection with the Acquisition. These costs consist primarily of $4.5 million of accounting, investment banking, legal and other costs associated with the Acquisition and a $19.0 million non-cash charge for stock compensation resulting from the accelerated vesting of Predecessor stock options and restricted stock in connection with the Acquisition.

A-2

(6)	For fiscal year 2005, operating earnings and EBITDA include a $15.3 million pretax loss related to the disposition of Chef’s Catalog in November 2004 and a $6.2 million pretax gain related to the sale of our credit card portfolio.

(7)	(Loss) earnings from discontinued operations, reflects the operations of Kate Spade LLC (prior to its sale in December 2006) and Gurwitch Products, L.L.C. (prior to its sale in July 2006).

(8)	Comparable revenues include 1) revenues derived from our retail stores open for more than fifty two weeks, including stores that have been relocated or expanded and 2) revenues from our Direct Marketing operation. Comparable revenues exclude 1) revenues of closed stores, 2) revenues from our discontinued operations (Gurwitch Products, L.L.C. and Kate Spade LLC) and 3) revenues of our previous Chef’s Catalog operations (sold in November 2004). The calculation of the change in comparable revenues for fiscal year 2008 is based on revenues for the fifty two weeks ended July 26, 2008 compared to revenues for the fifty two weeks ended July 28, 2007.

(9)	Sales per square foot for fiscal year 2008 is based on revenues for the fifty two weeks ended July 26, 2008.

(10)	For an explanation of EBITDA and Adjusted EBITDA, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure-EBITDA and Adjusted EBITDA” in our Annual Report on Form 10-K for our fiscal year ended August 1, 2009.

Book Value.

At August 1, 2009, Neiman Marcus had a book value per share of $907.

Ratio of Earnings to Fixed Charges.

For fiscal year 2009, the aggregate amount of fixed charges exceeded our earnings by approximately $888.4 million which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for such period. The deficiency of the ratio of earnings to fixed charges for fiscal year 2009 is primarily due to the pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

Our ratio of earnings to fixed charges for the fiscal year ended August 2, 2008 was 1.8.

A-3